   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1999

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                MDPATHWAYS, INC.
             (Exact name of registrant as specified in its charter)

            GEORGIA                           7375                          62-1798114
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

               1913 21ST AVENUE SOUTH, NASHVILLE, TENNESSEE 37212
                                 (615) 383-8400
         (Address, including zip code, and telephone number, including area code, of registrant's executive offices)

                                 JOHN E. BLOUNT
                                MDPATHWAYS, INC.
                             1913 21ST AVENUE SOUTH
                           NASHVILLE, TENNESSEE 37212
                                 (615) 383-8400
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)

      The Commission is requested to send copies of all communications to:

                            R. GREGORY BROPHY, ESQ.
                               ALSTON & BIRD LLP
                              ONE ATLANTIC CENTER
                          ATLANTA, GEORGIA 30309-3424
                                 (404) 881-7000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED             PROPOSED
                                                AMOUNT               MAXIMUM              MAXIMUM             AMOUNT OF
    TITLE OF EACH CLASS OF SECURITIES            TO BE         AGGREGATE OFFERING        AGGREGATE          REGISTRATION
            TO BE REGISTERED                  REGISTERED         PRICE PER SHARE      OFFERING PRICE             FEE
----------------------------------------------------------------------------------------------------------------------------
Series B Convertible Preferred Stock, par
  value $.01 per share...................     38,500,000              $1.00             38,500,000             $10,703
Series A Convertible Preferred Stock, par
  value $.01 per share...................      2,000,000              $1.00              2,000,000             $  556
Common Stock, par value $.01 per
  share(1)...............................      2,000,000               N/A                  N/A                  N/A
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Registered solely because the shares of Series A Convertible Preferred Stock registered pursuant to this Registration Statement are presently convertible, at the option of the holder, into shares of Common Stock. No additional consideration would be paid by a holder of Series A Convertible Preferred Stock upon such a conversion. Accordingly, no additional fee is paid.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 24, 1999

PROSPECTUS
                               38,500,000 SHARES

                                MDPATHWAYS, INC.

                      SERIES B CONVERTIBLE PREFERRED STOCK
                           -------------------------

     MDpathways, Inc. is offering up to 38,500,000 shares of its Series B Convertible Preferred Stock. MDpathways is conducting this offering simultaneously with an offering of up to 2,000,000 shares of its Series A Convertible Preferred Stock.

     If we do not receive subscriptions for at least 10,000,000 shares of Series B Convertible Preferred Stock, we will terminate this offering and return all subscription payments plus interest, if any, to subscribers.

     This is the initial public offering of our Series B Convertible Preferred Stock. The shares offered by this prospectus may not be transferred or re-sold without our prior written consent. No public market for these shares currently exists and we do not expect a public market to develop. Accordingly, we do not intend to apply for listing of our Series B Convertible Preferred Stock on any national securities exchange or on the Nasdaq Stock Market. No underwriters are involved in this offering.

                                                               ESTIMATED   PROCEEDS TO
                                             PRICE TO PUBLIC   EXPENSES*   MDPATHWAYS
                                             ---------------   ---------   -----------
Per Share (based on minimum offering)......      $1.00           $.04         $.96
Minimum Offering (10,000,000 shares).......    $10,000,000     $450,000    $ 9,550,000
Maximum Offering (38,500,000 shares).......    $38,500,000     $450,000    $38,050,000

-------------------------
* Includes estimated expenses of the simultaneous offering of Series A Convertible Preferred Stock.

                           -------------------------

     INVESTING IN THE SERIES B CONVERTIBLE PREFERRED STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               , 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 24, 1999

PROSPECTUS
                                2,000,000 SHARES

                                MDPATHWAYS, INC.

                      SERIES A CONVERTIBLE PREFERRED STOCK
                            ------------------------

     MDpathways, Inc. is offering up to 2,000,000 shares of its Series A Convertible Preferred Stock. MDpathways is conducting this offering simultaneously with an offering of up to 38,500,000 shares of its Series B Convertible Preferred Stock.

     If we do not receive subscriptions for at least 10,000,000 shares of Series B Convertible Preferred Stock, we will terminate this offering and return all subscription payments plus interest, if any, to subscribers.

     This is the initial public offering of our Series A Convertible Preferred Stock. The shares offered by this prospectus may not be transferred or re-sold without our prior written consent. No public market for these shares currently exists and we do not expect a public market to develop. Accordingly, we do not intend to apply for listing of our Series A Convertible Preferred Stock on any national securities exchange or on the Nasdaq Stock Market. No underwriters are involved in this offering.

                                                                 ESTIMATED   PROCEEDS TO
                                               PRICE TO PUBLIC   EXPENSES    MDPATHWAYS
                                               ---------------   ---------   -----------
Per Share....................................     $1.00             *          $1.00
Total........................................    $2,000,000         *        $2,000,000

-------------------------
* The expenses of this offering together with the expenses of the simultaneous offering of Series B Convertible Preferred Stock are estimated to be $450,000 in the aggregate. We have not separately allocated any of these expenses to the Series A shares.
                            ------------------------

     INVESTING IN THE SERIES A CONVERTIBLE PREFERRED STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               , 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    6
Forward Looking Statements..................................   14
Use of Proceeds.............................................   15
Dividend Policy.............................................   15
Capitalization..............................................   16
Dilution....................................................   17
Selected Financial Data.....................................   19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   20
Business....................................................   24
Management..................................................   33
Certain Relationships and Related Transactions..............   35
Principal Stockholders......................................   36
Description of Capital Stock................................   37
Shares Eligible for Future Sale.............................   40
Plan of Distribution........................................   42
Legal Matters...............................................   43
Experts.....................................................   43
Where You Can Find More Information.........................   44
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock.

                                MDPATHWAYS, INC.

     We were incorporated in July 1999 to develop and operate a web portal as a single source destination for physician and patient communities providing what we consider to be "best of the Web" services and functions as reviewed and selected by physicians. Our goal is for our physician subscribers to rely on MDpathways as a trusted partner to work on their behalf to harness the potential of the Web by securing only those online services and functions that can best benefit them and their patients. We intend to launch our web portal by April 2000.

     We will work to secure "best of the Web" services and functions for the benefit of the physicians as: (1) clinician; (2) business owner; and (3) consumer. A primary focus of our company will be the physician/patient relationship. We believe that our web portal will be a destination to which our physician subscribers can confidently refer their patients for reliable healthcare information because all of our functions, services and content will have been reviewed and selected by panels of physicians organized by specialty.

     We have not yet completed the development of our web portal or begun to offer services or generate any revenue. Since incorporation, our founders have been developing the business concept for MDpathways and have engaged Arthur Andersen LLP to assist in developing our technical infrastructure and web portal. Our operations to date have focused primarily on the development, acquisition and configuration of the computer software and hardware necessary for the implementation of our business plan, development and design of our web portal, building a sales and marketing organization, recruiting key management and capital-raising activities to fund our operations.

                                  THE OFFERING

     Series B Convertible Preferred Stock. We are offering a minimum of 10,000,000 shares and a maximum of 38,500,000 shares of our Series B Convertible Preferred Stock at a price of $1.00 per share. This is the initial public offering of our Series B Convertible Preferred Stock. This offering will terminate on the earlier to occur of (1) the sale of all of the shares offered hereby or (2) December 31, 2000. The offering price of $1.00 per share was determined arbitrarily by us and does not necessarily reflect the value of a share of Series B Convertible Preferred Stock.

     Series A Convertible Preferred Stock. We are also offering up to 2,000,000 shares of our Series A Convertible Preferred Stock to selected investors at a price of $1.00 per share. This is the initial public offering of our Series A Convertible Preferred Stock. The offering of Series A Convertible Preferred Stock will terminate at the same time the offering of Series B Convertible Preferred Stock terminates. The offering price of $1.00 per share was determined arbitrarily by us and does not necessarily reflect the value of a share of Series A Convertible Preferred Stock.

                               THE SHARES OFFERED

     Shares of Series B Convertible Preferred Stock automatically convert into shares of Series A Convertible Preferred Stock (or Common Stock, if on the conversion date we have completed a qualifying underwritten public offering of our Common Stock) on a one-for-one basis at the rate of 20% per year on each anniversary of their issuance. Prior to the completion of the offering and subject to approval of our existing stockholders, we intend to alter the terms of the Series B Convertible Preferred Stock so that it would convert to Series A Convertible Preferred Stock (or Common Stock, as the case may be) at the rate of 33.33% per year, rather than 20% per year.

     Shares of Series A Convertible Preferred Stock are convertible at any time at the election of the holder into shares of Common Stock on a one-for-one basis.

     Shares of Series A and Series B Convertible Preferred Stock may not be transferred or re-sold without our prior written consent.

     Except for certain extraordinary corporate transactions submitted to a vote of stockholders, such as a merger or sale of the company, and except as otherwise required by law, holders of shares of Series A or Series B Convertible Preferred Stock will not have any voting rights with respect to such shares.

     Upon the liquidation, dissolution or winding up of MDpathways, holders of shares of Series A or Series B Convertible Preferred Stock would be entitled to be paid, before any payment to holders of our Common Stock, an amount equal to $1.00 per share.

     These terms and all other material terms of the Series A and Series B Convertible Preferred Stock are described in greater detail under the heading "Description of Capital Stock" appearing later in this prospectus.

     The following table summarizes the pro forma conversion to Common Stock of all shares of Series A and Series B Convertible Preferred Stock currently outstanding (or reserved for issuance pursuant to currently outstanding warrants) and all shares offered in this offering:

                                            SERIES B      SERIES A       COMMON
                                           ----------    ----------    ----------
Preferred Stock outstanding or reserved
  for issuance prior to offering:
  Series A...............................          --     5,000,000(1)  5,000,000
  Series A issuable pursuant to
     warrants............................          --     1,000,000(1)  1,000,000
Preferred Stock offered hereby:
  Series A...............................          --     2,000,000(1)  2,000,000
  Series B...............................  38,500,000(2) 38,500,000(1) 38,500,000
Common Stock outstanding prior to
  offering...............................          --            --    10,000,000
                                                                       ----------
     Total pro forma Common Stock........                              56,500,000
                                                                       ==========

-------------------------

(1) Shares of Series A are convertible into Common Stock at any time on a one-for-one basis.

(2) Shares of Series B automatically convert into shares of Series A on a one-for-one basis at a rate of 20% per year (or 33.33% per year pending the effectiveness of an anticipated amendment to our Articles of Incorporation) on each anniversary of their issuance.

                             HOW TO PURCHASE SHARES

     Interested persons may purchase shares of our Series B Convertible Preferred Stock by following the subscription procedures set forth on our web site at www.MDpathways.com. Our web site does not contain subscription procedures for shares of Series A Convertible Preferred Stock. Persons to whom we wish to offer shares of Series A Convertible Preferred Stock will be contacted directly by us.

                          CONDITIONS OF THIS OFFERING

     If we do not receive subscriptions and payment in full for at least 10,000,000 shares of Series B Convertible Preferred Stock, we will terminate this offering and return subscription payments to subscribers together with interest, if any.

                                USE OF PROCEEDS

     We plan to use the proceeds from this offering for working capital and general corporate purposes, including developing and expanding the functionality of our web portal, enhancing our marketing and sales organization and pursuing strategic relationships with third party vendors of content and service offerings.

                           -------------------------

     Our principal executive offices are located at 1913 21st Avenue South, Nashville, Tennessee 37212. Our telephone number is (615) 383-8400. Our Internet address is www.MDpathways.com. Information contained on or linked to our web site is not incorporated by reference into this prospectus. In this prospectus, reference to the "Company," "MDpathways.com," "we," "us," and "ours" refer to MDpathways, Inc.

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below before buying shares in this offering. Our business could be adversely affected by any of the following factors, in which event the value of our business could decline, and you could lose part or all of your investment. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us, or that we currently think are immaterial may also impair our business operations.

WE HAVE NO OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US

     We were incorporated in July 1999 and have not yet launched our web portal. To date, we have been devoting our efforts to various organizational activities, including raising capital and entering into arrangements with third parties for the development and design of our web portal and associated databases. As a result, we have no operating history that you can use to evaluate us. Investors must consider our business in light of the risks, uncertainties, expenses, and problems frequently encountered by companies in the early stages of development, particularly companies in the new and rapidly evolving Internet market. To be successful in this market, we must, among other things:

     - recruit additional members to our management team to further develop and implement our business plan and manage our development and operations;

     - develop a web portal that provides the content and functionality that subscribers and patient users desire;

     - attract and maintain a large base of physician subscribers and patient users for our web portal;

     - increase awareness of our brand and develop physician subscriber and patient loyalty;

     - locate, obtain, and provide desirable content and services at attractive prices;

     - establish and maintain revenue generating relationships with content and service providers;

     - establish and maintain revenue generating relationships with sponsors and with advertisers and their advertising agencies;

     - respond to competitive and technological developments;

     - build an operations structure to support our business; and

     - attract, retain and motivate qualified personnel.

We cannot guarantee that we will succeed in achieving these goals.

WE HAVE NO REVENUES, WE ARE NOT PROFITABLE AND WE EXPECT FUTURE LOSSES

     Since our inception, we have incurred losses and negative cash flow, and, as of November 23, 1999, we had an accumulated deficit of approximately $237,000. We expect negative cash flow and operating losses to continue for the foreseeable future, and we may never become profitable. We expect our operating costs to increase, but because we have no operating history, we have no historical financial data to use as a basis for determining future operating expenses. The principal costs of expanding our business will include:

     - substantial direct and indirect selling, marketing, advertising and promotional costs;

     - costs incurred in connection with hiring a management team and staff to meet our anticipated growth; and

     - costs incurred to develop our web portal and its services and content.

As a result, we expect that it will take some time before we begin generating net income. We cannot assure you that we will ever achieve or sustain profitability.

WE CANNOT PREDICT OUR SUCCESS BECAUSE OUR BUSINESS MODEL IS UNPROVEN

     We cannot guarantee that physician subscribers and patients will utilize our web portal, or even the Internet, as a replacement for traditional sources of healthcare information, products and services. Continued growth in the use of the Internet generally and, in particular, as a source of commerce and administrative, communications and information services for the healthcare industry is uncertain. The Internet may not prove to be a viable channel for healthcare commerce or services due to:

     - inadequate development of the necessary infrastructure or complementary services, such as high speed modems and security procedures for the transmission of confidential healthcare information;

     - implementation of competing technologies;

     - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity;

     - governmental regulation.

     Acceptance of web portals by physicians will require a broad acceptance of new methods of conducting business and exchanging information. Our viability and future success will depend upon our ability to attract and retain physician subscribers and their patients and motivate them to utilize our web portal to access healthcare information and other products and services. Our failure to achieve market acceptance would have a material adverse effect on our business and could cause us to fail.

     Initially, we will be soliciting subscriptions to our web portal while our web portal is still under development. Accordingly, in order to obtain such subscriptions, we will be marketing a product that cannot be demonstrated and that has not yet been fully developed. This may prove to be extremely difficult, especially in light of the fact that we will be competing for such subscriptions against existing Internet companies that already have established web portals that have been market tested.

WE HAVE NO EXISTING PRODUCTS OR SERVICES

     We currently have no products or services. All of our products and services described in this prospectus will have to be obtained from third parties or developed independently by us. We intend to engage outside firms to develop our web portal and to assist us in establishing relationships with third parties to obtain the content and services to be offered through our web portal. The market for such relationships is very competitive and there can be no assurance that such content or services will be available to us on commercially reasonable terms or on a timely basis. Therefore, there can be no assurance that we will be successful in developing and launching our web portal. The failure to develop and launch our web portal will cause us to fail.

WE MUST ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS, BRAND AWARENESS AND A LARGE PHYSICIAN SUBSCRIBER BASE, NONE OF WHICH EXISTS TODAY

     In order to develop physician subscriber and patient bases and create online traffic, we must establish and maintain an active web portal and a brand name, neither of which exists today. For us to be successful in establishing an active web portal and a brand, (1) physicians, their staffs and their patients must view us as offering desirable, relevant and reliable content and services and (2) medical suppliers, pharmaceutical companies and other e-commerce vendors and advertisers to the healthcare community must view our web portal as an effective marketing and sales channel for their products and services. Currently, we do not have any relationships with sources of content or services nor have we launched our web portal. All of this will have to be developed by us, and if we fail in those development efforts our business will fail. Our web portal will only be attractive to healthcare advertisers and other sources of revenue if we have a large base of physician subscribers and patients with desirable demographic characteristics. If we are unable to develop and maintain a large base of such subscribers and patients, we will be unable to secure sources of revenue and our business will fail.

WE INTEND FOR SOME OF OUR REVENUES TO COME FROM ADVERTISING AND SPONSORSHIPS, AND THE ACCEPTANCE AND EFFECTIVENESS OF INTERNET ADVERTISING AND SPONSORSHIP IS UNCERTAIN

     A portion of our future success depends on an increase in the use of the Internet as an advertising medium. We intend to derive a meaningful portion of our revenues from the sale of advertisements and sponsorships on our web portal. The Internet advertising market is new and rapidly evolving. It cannot yet be compared with the traditional advertising market to gauge its effectiveness. As a result, there is significant uncertainty about the demand and market acceptance for Internet advertising. Many of our potential advertising customers and sponsors may conclude that Internet advertising and sponsorship are not effective relative to traditional advertising and sponsorship opportunities. Different pricing mechanisms are used to sell advertising on the Internet, and it is difficult to predict which mechanism, if any, will emerge as the industry standard. This makes it difficult to project our future advertising and sponsorship rates and revenues. If the market for Internet advertising and sponsorships fails to develop or develops more slowly than we expect, our business may fail.

     Widespread adoption or increased use by Internet users of filter software programs that allow them to limit or remove advertising from their desktops or the adoption of this type of software by Internet access providers could have a material adverse effect on the viability of advertising on the Internet.

     Advertisers will want accurate measures of the demographics of our physician subscriber and patient bases and the delivery of advertisements on our web portal. If we cannot obtain these measures successfully or if our measurers are not perceived to be reliable, companies may not advertise on our web portal or may pay less for advertising.

WE FACE INTENSE COMPETITION AND RISKS ASSOCIATED WITH TECHNOLOGICAL CHANGE

     The market for Internet services and products is relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of web portals on the Internet competing for users' attention has proliferated with no substantial barriers to entry, and we expect that competition will continue to intensify. We will compete for physician subscribers, content and service providers, advertisers and sponsors with the following categories of companies:

     - online services or web portals targeted to the healthcare industry generally;

     - publishers and distributors of traditional offline media, including those targeted to physicians, many of which have established or may establish web portals;

     - general purpose online services which provide access to healthcare content and services;

     - public sector and non-profit web portals that provide healthcare information without advertising or commercial sponsorships;

     - vendors of healthcare information, products and services distributed through other means, including direct sales, mail and fax messaging; and

     - web search and retrieval services and other high-traffic web portals.

     There are several well capitalized companies that are already pursuing business strategies that are similar to ours. Some of these companies are significantly further along than we are in the development of their business model and brand name. Some of these companies are already providing products similar to those that we are seeking to develop. Competition from these companies will be intense. In addition, we expect competition to increase significantly as new companies enter the market and current competitors expand their product lines and services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including:

     - greater resources that can be devoted to the development, promotion and sale of their content and services;

     - longer operating histories;

     - existing Internet products and services that may have already achieved market acceptance;

     - greater financial, technical and marketing resources;

     - existing relationships with key content or service providers;

     - greater name recognition; and

     - established subscriber bases.

     To be competitive, we must offer content and services that address the increasingly sophisticated and varied needs of physicians and patients and respond to technological advances and emerging industry standards on a timely and cost-effective basis. We cannot guarantee that we will be successful in using new technologies effectively or adapting our web portal to user requirements or emerging industry standards.

WE ARE A DEVELOPMENT STAGE COMPANY WITH VERY LIMITED CAPITAL RESOURCES

     The proceeds of this offering, together with $5,100,000 previously raised by us in connection with sales of our Common Stock and our Series A Convertible Preferred Stock and warrants will be the only capital resources available to us. These capital resources may not be sufficient to finance in full the implementation of our business strategy. Therefore, we may have to raise additional capital, which could entail issuing additional equity securities or incurring significant amounts of debt. Our incurrence of debt could result in substantial debt service obligations, which, in turn, could cause cash flow problems. Additional capital may not be available to us on commercially reasonable terms or at all. The failure to raise additional needed capital would cause us to fail.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS

     Our business could be adversely affected if unauthorized parties infringe upon or misappropriate our products, services or proprietary information. Our efforts to protect our intellectual property may not be adequate. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others, which could be time consuming and costly.

     Intellectual property infringement claims could be made against us as the number of our competitors grows. These claims could be expensive and divert our attention from our operations. In addition, if we become liable to third parties for infringing their intellectual property rights related to our content, services, name or otherwise, we could be required to pay substantial damages and to develop comparable non-infringing intellectual property or obtain a license. We could also be forced to cease providing the services or using the name(s) that contain the infringing intellectual property. We may be unable to develop non-infringing intellectual property or obtain a license on commercially reasonable terms, or at all.

WE MAY INCUR LIABILITY FOR CONTENT AND USER DATA CONTAINED ON OUR WEB PORTAL

     As a content provider, we may face potential liability for intellectual property infringement, defamation, indecency and other claims. In addition, we may incur liability for unauthorized duplication or distribution of third-party content or materials or for information collected from and about our subscribers and users. Third parties or users may bring claims against us relating to proprietary rights or use of personal information. We do not currently maintain general liability insurance for potential claims of this type.

IF WE CANNOT ATTRACT ADDITIONAL PERSONNEL TO MANAGE OUR BUSINESS, WE MAY BE UNABLE TO EXECUTE OUR BUSINESS STRATEGY, COMPETE SUCCESSFULLY OR GENERATE REVENUE OPPORTUNITIES

     We believe that our future success depends on our ability to attract and retain additional technical, sales and marketing and management personnel, particularly well-trained and experienced professionals capable of marketing Internet-based services to physicians and their staffs. There is intense competition for employees, at all levels, that possess knowledge of both the Internet industry and the healthcare market. Our failure to attract and retain highly qualified employees could limit our ability to execute our business strategy, compete successfully or generate revenue.

OUR ONLINE ACTIVITIES MAY EXPOSE US TO MALPRACTICE LIABILITY AND OTHER LIABILITY INHERENT IN HEALTHCARE DELIVERY

     We could be exposed to malpractice or other liability against which we are not insured. Patients who file lawsuits against physicians often name as defendants all persons or companies with any relationship to the physicians. As a result, patients could file lawsuits against us based on treatment provided by physicians to which our web portal provides a link. In addition, a plaintiff or government agency could take the position that our delivery of health information directly, or information delivered by a third-party web portal that a patient accesses through our web portal, exposes us to liability for wrongful delivery of healthcare services or erroneous health information. We do not currently have any general liability insurance coverage and the amount of insurance we may maintain with insurance carriers in the future may not be sufficient to cover all of the losses we might incur from these potential claims. In addition, insurance for some risks is difficult, impossible or too costly to obtain, and as a result, we may not be able to purchase insurance for some types of risks.

STATE RESTRICTIONS ON THE PRACTICE OF MEDICINE COULD NEGATIVELY AFFECT OUR ACTIVITIES

     Any finding in a state that we are not in compliance with its laws could require us to restructure our services, which could be time consuming and expensive and which could limit the marketability of our web portal. The laws in some states prohibit some business entities from practicing medicine. This is commonly referred to as the prohibition against the "corporate practice of medicine." In general, these laws prohibit us from employing physicians to practice medicine or from directly furnishing medical care to patients. Each state requires licensure for the practice of medicine within that state, and some states consider the receipt of an electronic transmission of selected healthcare information in that state to be the practice of medicine. These types of laws could restrict our activities and the extent to which we can provide medical information to patients, physicians and others. If our activities are found to be not in compliance with these laws, we could be subjected to penalties or forced to change our business operations in a manner that increases our costs or reduces our revenue.

STATE AND FEDERAL LAWS THAT PROTECT THE PRIVACY OF HEALTH INFORMATION MAY LIMIT OUR ABILITY TO COLLECT, USE AND DISCLOSE THAT INFORMATION

     Our business could be harmed if we fail to comply with current or future laws or regulations governing the collection, dissemination, use and confidentiality of patient health information. Numerous federal and state laws and regulations govern collection, dissemination, use and confidentiality of patient-identifiable health information, including:

     - state privacy and confidentiality laws;

     - state laws regulating healthcare professionals, such as physicians, pharmacists and nurse practitioners;

     - Medicaid laws;

     - the Health Insurance Portability and Accountability Act of 1996 and related rules proposed by the Health Care Financing Administration; and

     - Health Care Financing Administration standards for Internet transmission of healthcare data.

     The U.S. Congress has been considering proposed legislation that would establish a new federal standard for protection and use of healthcare information. We may not be able to safeguard patient healthcare information from unauthorized disclosure or use, which may subject us to claims for violations of law. In addition, other third party web sites that consumers may access through our web portal may not maintain systems to safeguard this healthcare information. Future laws or changes in current laws may necessitate costly adaptations to our systems.

IF WE ARE NOT BE ABLE TO PREVENT INTERNET SECURITY BREACHES, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE ADVERSELY AFFECTED

     The difficulty of securely transmitting confidential information over the Internet has been a significant barrier to conducting electronic commerce and engaging in sensitive communications over the Internet. It is anticipated that we will rely on browser-level encryption, authentication and certificate technologies, all of which will be licensed from third parties, to provide the security and authentication necessary to effect secure transmission of confidential information. However, we cannot guarantee that advances in computer capabilities, new discoveries in the field of cryptography or other similar developments will not result in a compromise or breach of our security measures. A party who is able to circumvent our security measures could misappropriate proprietary information or confidential communications or cause interruptions to our operations. We may be required to spend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Any well-publicized compromise of Internet security could deter people from using the Internet or from conducting transactions that involve transmitting confidential information, including confidential healthcare information. To the extent that our activities or the activities of third party contractors involve the storage and transmission of confidential information, such as patient records or credit information, security breaches could expose us to claims, litigation or other liabilities.

WE MAY EXPERIENCE SYSTEM FAILURES

     To succeed, we must be able to operate our web portal 24 hours a day, seven days a week, without interruption. It is anticipated that almost all of our communications and information services will be provided to us by third parties. To operate without interruption, our third party providers must guard against:

     - damage from fire, power loss and other natural disasters;

     - communication failures;

     - software and hardware errors, failures or crashes;

     - security breaches, computer viruses and similar disruptive problems; and

     - other potential interruptions.

System failures could delay the launch of our web portal or adversely affect the market acceptance of our web portal.

THE INTERNET IS SUBJECT TO MANY LEGAL UNCERTAINTIES AND POTENTIAL GOVERNMENT REGULATIONS THAT MAY DECREASE DEMAND FOR OUR SERVICES, INCREASE OUR COST OF DOING BUSINESS OR OTHERWISE ADVERSELY AFFECT OUR BUSINESS

     Laws and regulations may be adopted in the future that address Internet-related issues, including content, privacy, pricing and quality of products and services. For example, although it was held unconstitutional in part, the Communications Decency Act of 1996 prohibited the transmission over the Internet of various types of information and content. Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business.

OUR BUSINESS COULD BE HARMED IF INTERNET SALES BECOME TAXABLE

     The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services over the Internet and certain other Internet activities. A recently enacted law places a temporary moratorium on certain types of taxation on Internet commerce. We cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Because our business will depend on revenues generated by e-commerce activity associated with our web portal, any legislation that impairs the growth of e-commerce could have a material adverse effect on our business.

INVESTORS IN THIS OFFERING MAY HAVE TO HOLD THEIR SHARES FOR AN INDEFINITE PERIOD OF TIME

     Our Articles of Incorporation provide that no holder of shares of our Series A or Series B Convertible Preferred Stock may sell, assign or transfer any of such shares without our prior written consent. In addition, there is no public market for our Series A or Series B Convertible Preferred Stock and no such public market will develop in the future. We do not intend to apply for listing of any class or series of our capital stock on any securities exchange or the Nasdaq Stock Market prior to an underwritten public offering of our Common Stock. After any such public offering, we would only list for trading our Common Stock. There can be no assurance that we will be able to complete such a public offering or that a market for our Common Stock will ever develop. Therefore, investors in this offering may have to hold their shares for an indefinite period of time.

INVESTORS IN THIS OFFERING WILL INCUR IMMEDIATE DILUTION IN THE BOOK VALUE OF THEIR SHARES

     Investors purchasing shares in this offering will incur immediate and substantial dilution of up to $0.43 in the net tangible book value per share from the public offering price of $1.00 per share. In addition, our Board of Directors has the authority to issue a significant number of additional shares of our capital stock without obtaining shareholder approval to do so. Any such issuances will dilute the ownership interest in MDpathways obtained by investors in this offering. For more information, see "Dilution."

HERITAGE GROUP, LLC WILL MAINTAIN VOTING CONTROL OF OUR COMPANY

     Heritage Group, LLC owns 10,000,000 shares of our Common Stock, which constitutes all of the issued and outstanding shares of our Common Stock. Holders of our Series A and Series B Convertible Preferred Stock only have the right to vote on certain extraordinary corporate transactions, such as a merger or sale of the company, and not on other matters submitted to a vote of stockholders, such as the election of directors. As a result, Heritage Group, LLC has the ability to control virtually all matters requiring stockholder approval, including the election of directors.

                           FORWARD LOOKING STATEMENTS

     Some of the statements contained in this prospectus are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are found in the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." They include statements concerning:

     - plans for implementing our internet-based strategy, including the introduction of our web portal;

     - our business and operating strategy;

     - anticipated sources of funds and the ability to meet future liquidity and capital requirements;

     - plans for hiring additional personnel;

     - use of proceeds of this offering; and

     - plans, objectives, expectations and intentions contained in this prospectus that are not historical facts.

     When used in this prospectus, the words "expect," "believe," "goal," "plan," "intend," "estimate," "may," "will" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements.

                                USE OF PROCEEDS

     We expect to receive a minimum of $9,550,000 and a maximum of $40,050,000 in net proceeds from the sale of the shares of Series A and Series B Convertible Preferred Stock in this offering, after deducting estimated offering expenses.

     We expect to use the net proceeds from this offering for working capital and general corporate purposes, including expenditures for implementing and expanding the functionality and services provided on our web portal and associated databases, enhancing our marketing and sales organizations, and pursuing relationships with third-party vendors of content and service offerings. If we receive subscriptions for less than the total number of shares offered hereby, we will apply the proceeds of this offering first to implementing the functionality of our web portal and associated databases. Pending these uses, the net proceeds of this offering will be invested in short-term, investment grade, interest-bearing investments or accounts.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of MDpathways as of November 23, 1999:

     - on an actual basis;

     - as adjusted to reflect the sale by MDpathways of the minimum 10,000,000 shares of Series B Convertible Preferred Stock offered hereby at a public offering price of $1.00 per share and the receipt of the estimated net proceeds therefrom, after deducting estimated offering expenses; and

     - as adjusted to reflect the sale by MDpathways of the maximum 38,500,000 shares of Series B Convertible Preferred Stock and 2,000,000 shares of Series A Convertible Preferred Stock offered hereby at a public offering price of $1.00 per share and the receipt of the estimated net proceeds therefrom, after deducting estimated offering expenses.

     The information below is qualified by and should be read in conjunction with "Management's Discussion and Analysis and Results of Operations" and our financial statements and the notes to those statements appearing at the end of this prospectus.

                                                                        NOVEMBER 23, 1999
                                                              --------------------------------------
                                                                                  AS ADJUSTED
                                                                           -------------------------
                                                                ACTUAL       MINIMUM       MAXIMUM
                                                              ----------   -----------   -----------
Shareholders' equity:
  Preferred Stock, $.01 par value; 300,000,000 shares
    authorized:
    Series A Convertible; 50,000,000 shares designated;
      5,000,000 shares issued and outstanding, actual;
      5,000,000 shares issued and outstanding, as adjusted
      (minimum); 7,000,000 shares issued and outstanding, as
      adjusted (maximum)....................................  $   50,000   $    50,000   $    70,000
    Series B Convertible; 50,000,000 shares designated; no
      shares issued and outstanding, actual; 10,000,000
      shares issued and outstanding, as adjusted (minimum);
      38,500,000 shares issued and outstanding, as adjusted
      (maximum).............................................          --       100,000       385,000
  Common Stock, $.01 par value; 300,000,000 shares
    authorized; 10,000,000 shares issued and outstanding,
    actual and as adjusted (minimum and maximum)............     100,000       100,000       100,000
  Additional paid-in capital................................   4,825,055    14,275,055    44,470,055
  Deficit accumulated during the development stage..........    (237,280)     (237,280)     (237,280)
                                                              ----------   -----------   -----------
      Total shareholders' equity............................  $4,737,775   $14,287,775   $44,787,775
                                                              ==========   ===========   ===========

     The capitalization information set forth in the table above does not reflect the fact that shares of Series B Convertible Preferred Stock automatically convert into shares of Series A Convertible Preferred Stock on a one-for-one basis at a rate of 20% per year (or 33.33% per year pending the effectiveness of an anticipated amendment to our Articles of Incorporation) on each anniversary of their issuance. Also, the table does not reflect the fact that holders of Series A Convertible Preferred Stock may at any time elect to convert all or any portion of such shares into Common Stock on a one-for-one basis. In addition, the table excludes 1,000,000 shares of Series A Convertible Preferred Stock (or Common Stock, depending on whether we have completed a qualifying underwritten public offering of our Common Stock) that may be issued upon the exercise of outstanding warrants with an exercise price of $1.00 per share.

                                    DILUTION

     Our pro forma net tangible book value at November 23, 1999, after giving effect to the conversion of all outstanding shares of Series A Convertible Preferred Stock (excluding the shares issuable upon exercise of such warrants) into Common Stock on a one-for-one basis, was $4,737,775, or $0.32 per share. Pro forma net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of shares of Common Stock outstanding on a pro forma basis.

     Dilution per share represents the difference between the price per share paid by investors in this offering and the as adjusted pro forma net tangible book value per share immediately after this offering. After giving effect to the sale of the maximum 38,500,000 shares of Series B Convertible Preferred Stock and 2,000,000 shares of Series A Convertible Preferred Stock in this offering at $1.00 per share, and after deducting estimated offering expenses, our as adjusted pro forma net tangible book value at November 23, 1999 would have been approximately $44,787,775, or $0.81 per share. This represents an immediate decrease in pro forma net tangible book value of $0.19 per share to new investors. Similarly, after giving effect to the sale of the minimum 10,000,000 shares of Series B Convertible Preferred Stock in this offering at $1.00 per share, and after deducting estimated offering expenses, our as adjusted pro forma net tangible book value at November 23, 1999 would have been approximately $14,287,775, or $0.57 per share. This represents an immediate decrease in pro forma net tangible book value of $0.43 per share to new investors. The following tables illustrate this dilution:

MAXIMUM SHARES SOLD (38,500,000 SERIES B AND 2,000,000 SERIES A)

Initial public offering price per share.....................          $1.00
  Pro forma net tangible book value per share at November
     23, 1999...............................................  $0.32
  Increase per share attributable to new investors..........   0.49
As adjusted pro forma net tangible book value per share
  after this offering.......................................           0.81
                                                                      -----
Dilution per share to new investors.........................          $0.19
                                                                      =====

MINIMUM SHARES SOLD (10,000,000 SERIES B)

Initial public offering price per share.....................          $1.00
  Pro forma net tangible book value per share at November
     23, 1999...............................................  $0.32
  Increase per share attributable to new investors..........   0.25
As adjusted pro forma net tangible book value per share
  after this offering.......................................           0.57
                                                                      -----
Dilution per share to new investors.........................          $0.43
                                                                      =====

     The following table summarizes, on a pro forma basis after giving effect to this offering, the difference between the number of shares of capital stock purchased from us, the total consideration paid and the average price per share paid by existing shareholders and by new investors purchasing shares of Series B Convertible Preferred Stock and

Series A Convertible Preferred Stock in this offering. We have not deducted estimated offering expenses in our calculations.

MAXIMUM SHARES SOLD (38,500,000 SERIES B AND 2,000,000 SERIES A)

                                   SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                 --------------------   ---------------------     PRICE
                                   NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                 ----------   -------   -----------   -------   ---------
Existing shareholders:
  Common.......................  10,000,000     18.0%   $   100,000      0.2%     $0.01
  Series A Convertible            5,000,000      9.0      5,000,000     11.0       1.00
     Preferred.................
New investors..................  40,500,000     73.0     40,500,000     88.8       1.00
                                 ----------    -----    -----------    -----      -----
     Total.....................  55,500,000    100.0%   $45,600,000    100.0%     $0.82
                                 ==========    =====    ===========    =====      =====

MINIMUM SHARES SOLD (10,000,000 SERIES B)

                                   SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                 --------------------   ---------------------     PRICE
                                   NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                 ----------   -------   -----------   -------   ---------
Existing shareholders:
  Common.......................  10,000,000     40.0%   $   100,000      0.7%     $0.01
  Series A Convertible            5,000,000     20.0      5,000,000     33.1       1.00
     Preferred.................
New investors..................  10,000,000     40.0     10,000,000     66.2       1.00
                                 ----------    -----    -----------    -----      -----
     Total.....................  25,000,000    100.0%   $15,100,000    100.0%     $0.60
                                 ==========    =====    ===========    =====      =====

     The foregoing discussion and tables do not reflect that, upon the liquidation dissolution or winding up MDpathways, holders of our Series A and Series B Convertible Preferred Stock are entitled to be paid out of our assets, before any payment to holders of our Common Stock, an amount equal to $1.00 per share, as described in more detail later in this prospectus under the heading "Description of Capital Stock." In addition, the foregoing discussion and tables assume no exercise of outstanding warrants to purchase 1,000,000 shares of Series A Convertible Preferred Stock (or Common Stock, depending on whether we have completed a qualifying underwritten public offering of Common Stock at the time of exercise) at an exercise price of $1.00 per share.

                            SELECTED FINANCIAL DATA

     In the table below, we provide you with selected financial data of MDpathways, Inc. We have prepared this information using our historical financial statements for the period from July 30, 1999 (date of inception) through November 23, 1999.

     When you read this selected financial data, it is important that you read along with it the historical financial statements and related notes included in this prospectus, as well as the section of this prospectus entitled, "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.

                                                           PERIOD FROM JULY 30, 1999
                                                              (DATE OF INCEPTION)
                                                                    THROUGH
                                                               NOVEMBER 23, 1999
                                                           -------------------------
STATEMENT OF OPERATIONS DATA
Revenues.................................................         $       --
Costs and expenses:
  Selling, general and administrative....................            237,280
                                                                  ----------
Net loss.................................................         $ (237,280)
                                                                  ==========
Basic and diluted net loss per share.....................         $   (0.001)
                                                                  ==========
Weighted average shares used in calculating basic and
  diluted net loss per share(1)..........................         50,000,000
                                                                  ==========

                                                            AS OF NOVEMBER 23, 1999
                                                           -------------------------
BALANCE SHEET DATA
Cash.....................................................         $5,023,427
Working capital..........................................          4,658,159
Total assets.............................................          5,103,043
Stockholders' equity.....................................          4,737,775

-------------------------
(1) See Note 4 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     MDpathways is a development stage company recently formed to develop and operate a web portal designed to serve physician and patient communities. Our strategy is to function as a partner for subscribing physicians, working on their behalf to secure from the Web only those services, functions, and content for our portal that can benefit physicians and their patients.

     We were incorporated in July 1999. We have not yet completed the development of our web portal or begun to offer services or generate any revenue. Since incorporation, our founders have been developing the business concept for MDpathways and have engaged Arthur Andersen LLP to assist in the development of our technical infrastructure and web portal. Our operations to date have focused primarily on the development, acquisition and configuration of the computer software and hardware necessary for the implementation of our business plan, development and design of our web portal, building a sales and marketing organization, recruiting key management and capital-raising activities to fund our operations.

ANTICIPATED SOURCES OF REVENUE

     We anticipate that our web portal will be operational by April 2000. Once operational, we expect to generate revenue primarily from the following sources:

     - Fees paid by physician subscribers;

     - Fees paid by web vendors in connection with installing and managing content, functions and services on our portal, as well as participation in e-commerce revenues generated at the vendor's site from traffic originating from our portal;

     - Advertising revenue from businesses desiring to access our physician and patient communities;

     - Fees paid by vendors in connection with business-to-business e-commerce transactions generated through our portal;

     - Fees paid by vendors in connection with business-to-consumer e-commerce transactions generated through our portal; and

     - Fees paid by pharmaceutical research and drug manufacturing companies in connection with medical research and/or participation in online clinical drug trials.

     Physician Subscriptions. We plan to build and retain a physician subscriber base by offering an evolving array of selected functions, services and content designed to serve physicians and their patients. Although we have not yet determined the initial functions and services that we will provide, the following are the types of services we currently anticipate reviewing with our physician panels:

     - Continuing medical education;

     - Peer-reviewed aggregation of electronic medical journals;

     - Treatment updates;

     - Case reviews;

     - Interactive services (chat rooms, bulletin boards);

     - Physician reference materials;

     - Medical bookstores; and

     - Other personal services, such as financial, sports, travel and weather information.

     We also intend to offer physician subscribers customized web pages that can be accessed by their patients and the general public. The physician's web page will contain demographic information about the physician and his or her practice, as well as a wide array of possible links including specific medical and health-related content relevant to the physician's practice specialty and formatted for his or her patient base. Each physician subscriber will have the ability to control the content that is included on or linked through his or her page.

     Web Vendors. For an ongoing fee plus participation in revenues generated from traffic originating from our portal, we will allow web-based vendors to install and manage selected functions, services and content on our portal with links to their site. Such functions, services and content will have been reviewed and selected by our physician specialty panels for inclusion on our portal. We believe that MDpathways will represent an attractive alternative for many web based vendors who desire to directly access physician and patient communities.

     Advertising. The key factors in attracting advertising revenue is the size of MDpathways' physician and patient communities, our ability to capture demographic information valuable to advertisers, and the frequency with which our web portal is accessed. In connection with the development of our web portal, we are also developing the databases necessary to capture and present the information that we believe will be particularly valuable to advertisers. We are uncertain as to when we will be able to attract third party vendors and secure contracts for advertising revenues.

     Business-to-Business e-commerce Transactions. We also plan to offer our physician subscribers and their practice staffs functions and services that will assist them in the day-to-day management and operation of their practices. This category of services should allow us to generate additional revenues from business-to-business e-commerce transactions originating from our portal and enhance our ability to improve the administrative and service efficiency of our physician subscribers' practices. Some of the services offered by MDpathways will be beneficial to all physicians, while other services will be targeted to specific medical specialties. We anticipate that these services may include:

     - Online procurement of medical supplies and equipment;

     - Claims submission and claims processing functionality;

     - Physician referral tracking;

     - Quality assurance and utilization review audits;

     - Medication management and online prescription capabilities;

     - Immunization and vaccination records;

     - Online fax and e-mail capabilities;

     - Insurance eligibility verification;

     - Referral submission and authorization;

     - Online medical record management;

     - Online laboratory results;

     - Online patient scheduling and registration;

     - Medical transcription.

     Business-to-Consumer e-Commerce Transactions. Our physician subscribers will include a large number of affluent consumers with significant disposable income which we believe will be attractive to vendors. We plan to secure relationships with selected vendors that will offer their products and services to our physician subscribers through our portal. We believe we will be able to structure these relationships in a manner that will allow us to charge access fees and otherwise participate in the revenues generated from such transactions.

     We also believe that our patient community will represent a consumer base that will be attractive to vendors of healthcare products or services. Accordingly, we intend to generate additional revenue by charging access fees and/or a percentage of the revenues generated by transactions between vendors and patients that occur through our portal.

     Medical Research and Clinical Drug Trials. We plan to promote our physician subscriber base to pharmaceutical research and drug manufacturing companies interested in enrolling physicians in online surveys and clinical drug trials. Participating companies would pay a fee to MDpathways to receive information generated from our database of physician and patient communities, to access subscribing physicians online and to advertise for surveys and drug trials on our web portal. In addition to these relationships, we intend to explore other means by which we may generate revenue through strategic alliances or other relationships with pharmaceutical research, drug manufacturing and other related companies.

CURRENT AND ANTICIPATED FINANCIAL COMMITMENTS

     We have entered into an agreement with Arthur Andersen LLP to assist us in developing our technical infrastructure and web portal. Arthur Andersen will work closely with Mr. Albert Rodewald, our principal technology officer, and the other technology personnel we plan to hire to develop and launch our web portal. We anticipate leasing the servers and the related computer hardware and equipment that will support our web portal. These costs are expected to be expensed as incurred.

     In addition to the need to hire additional technology personnel, over the next 12 month period we anticipate the need to hire additional executive officers, as well as an administrative staff to support our operations. We also intend to relocate our principal executive offices and have commenced the process of identifying suitable space in or around Nashville, Tennessee that will accommodate anticipated future growth. As a result of these activities, prior to the completion of this offering we anticipate incurring substantial additional costs and expenses related to the continued development of our web portal, the lease and build-out of suitable office space, and the hiring of qualified

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

personnel. Future costs and expenses will include sales and marketing expenses incurred to attract physician subscribers to our web services, as well as ongoing technology costs to enhance the functions and services available to our physician subscribers.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to the commencement of this offering, we raised approximately $5,000,000 through a private placement of 5,000,000 shares of our Series A Convertible Preferred Stock. As of November 19, 1999, our principal commitments consisted of our agreements with Arthur Andersen, our web portal consultants, and the costs and expenses incurred in connection with the private placement and this offering. We believe that we have sufficient capital to complete the development of and to launch our web portal. However, we do not believe that we will have sufficient capital to add all of the interactive functions and services to our web portal or fully implement our marketing plan through the next 12 months unless we are successful in selling at least the minimum number of shares of Series B Convertible Preferred Stock available in this offering.

     While the minimum net proceeds of this offering are expected to be sufficient to meet our anticipated working capital needs through at least the next 12 months, additional capital could be required if unexpected costs arise or if we pursue ventures that enhance or accelerate the implementation of our business plan through the acquisition of complementary businesses. If additional capital requirements arise, we may need to raise additional funds sooner than expected. If we raise additional funds through the issuance of equity or convertible debt securities, these securities may have rights, preferences or privileges that are superior to those of the shares available in this offering and may result in substantial dilution to existing shareholders. If additional funding is needed, there is no assurance that such funding will be available on terms acceptable to MDpathways, if at all.

     Our losses from inception to November 23, 1999 total approximately $237,000, consisting principally of costs incurred in the form of direct expenses primarily consisting of payroll, legal and consulting fees. These costs relate to the development of our web portal, initial organization and our capital-raising activities to date.

YEAR 2000

     Many existing computer programs use only two digits to identify a year. These programs were developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We will use software, computer technology and other services provided by third-party vendors. We are also dependent on telecommunications vendors to maintain our communications network.

     We believe that our third-party supplied software and computer technology will be year 2000 compliant. All of our software and computer technology supplied by third-party vendors has been purchased recently or will be purchased in the near future. In connection with these purchases, we have required or will require our vendors to represent that each of the technology products is year 2000 compliant. Nonetheless, the failure of any software or systems upon which we rely to be year 2000 compliant could have a material adverse impact on the development or operation of our web portal.

     To date, we have not incurred any costs in connection with the year 2000. Based upon our assessment of our software and computer technology and because our web portal will

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

not be operational until after January 1, 2000, we do not believe that we need to develop a year 2000 contingency plan and we have not developed any such plan. However, the failure of any of our third-party service providers to be year 2000 compliant could delay the launch of our web portal.

     The year 2000 readiness of the general system necessary to support our operations is difficult to assess. For instance, we will depend on the integrity and stability of the Internet to provide our services. We will also depend on the year 2000 compliance of the computer systems used by our members. Thus, the system necessary to support our operations will consist of a network of computers and telecommunications systems located throughout the world and operated by numerous unrelated entities and individuals, none of which has the ability to control or manage the potential year 2000 issues that may impact the entire system. It is not possible to predict potential negative impact of year 2000 issues of these systems.

     Our worst-case year 2000 scenario would involve a major disruption in access to the Internet, a failure of our systems and a failure in the systems of our third-party service providers. This would result in the delay of the launch of our web portal and would delay the implementation of our business strategy.

                                    BUSINESS

OUR BUSINESS

     We were incorporated in July 1999 to develop and operate a web portal as a single source destination for physician and patient communities providing what we consider to be "best of the Web" services and functions as reviewed and selected by physicians. Our goal is for our physician subscribers to rely on MDpathways as a trusted partner to work on their behalf to harness the potential of the Web by securing only those online services and functions that can best benefit them and their patients. We intend to launch our web portal by April 2000.

     We will work to introduce and secure "best of the Web" services and functions for the benefit of the physicians as: (1) clinician; (2) business owner; and (3) consumer. The functions, services and content that will be provided through our web portal will be reviewed and selected by physician panels organized by specialty. These panels will work in tandem with our professionals to determine the vendors they judge as "best of the Web" in providing the desired functions, services and content.

     A primary focus of our Company will be the physician/patient relationship. We believe that our web portal will be a destination to which our physician subscribers can confidently refer their patients for reliable healthcare information because all of our functions, services and content will have been reviewed and selected by panels of physicians organized by specialty.

OUR INDUSTRY

     The U.S. healthcare system is plagued with information-related problems. Of the roughly $1.2 trillion projected to be spent on healthcare in the U.S. in 1999, an estimated $300 billion relates to the following:

     - delivery of unnecessary or unavoidable care;

     - performance of redundant tests;

     - excessive administrative costs;

     - lack of information; and

     - human error.

     In addition to these inefficiencies, there are significant intangible costs that result from poor information flow. We believe that the Internet will dramatically change how information flows and how people and organizations interact in healthcare. As an inexpensive and flexible technology, we believe the Internet will be used to streamline current processes, enhance the quality of care and create entirely new ways of conducting business relating to healthcare. Both physicians and their patients will benefit from the Internet's strength as an information source and a communications medium.

  Growth of the Internet

     The Internet is the fastest growing medium in history and has rapidly become a significant global medium for information, communications, news and commerce. The

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

Internet is distinct from traditional media because it offers immediate access to dynamic and interactive content and enables virtually instantaneous communication among users. The Internet enables users to quickly retrieve and transfer information, share their experiences in online communities and purchase a variety of products and services. International Data Corporation, IDC, estimates that the number of worldwide Internet users will grow from approximately 100 million in 1998 to approximately 320 million by 2002. IDC also estimates that Internet users in the United States will grow to approximately 136 million in 2002, reaching approximately 50% of the U.S. population.

  Internet Use by Patients and Healthcare Consumers

     Health and medical information is one of the fastest growing areas of interest on the Internet. According to the Harris Poll, up to an estimated 74% of all Internet users in the United States seek healthcare information online. According to Cyber Dialogue, an independent research company, approximately 70% of the people searching for healthcare information on the Internet believes the Internet empowers them by providing them with information before and after they go to a physician's office.

     We believe that healthcare and pharmaceutical companies will have an increasing interest in using online advertising to reach target groups with appealing and compatible demographics. According to Jupiter Communications, an independent research company, expenditures for online health and medical advertising is expected to exceed $265 million by 2002.

  Internet Use by Physicians

     The rapid overall adoption of online health and medical information stands in contrast to the slow rate at which physicians are developing physician-driven web sites. There are more than 16,000 healthcare-related web portals available on the Internet, and the number is growing. However, industry analysts believe that more than 40% of these web portals are not grounded in science or physician peer review. We believe that the massive number of sites has served to frustrate both patients and physicians from a standpoint of reliability, accuracy and trust. According to surveys by industry analysts, approximately 74% of online users seeking health and medical information say that a physician recommendation would make them more likely to trust a web portal; however, only four percent 4% of those surveyed say that physicians are recommending which sites to use. In addition, according to Cyber Dialogue, in a survey among online healthcare users who expressed interest in using a physician's web portal, 29% said they would likely switch doctors to do so. Similarly, among those who expressed interest in e-mailing their physicians, 33% said they would likely to switch doctors to do so. We believe there are clear opportunities for physicians to help improve the quality of information their patients access online.

  Convergence of the Internet and Healthcare

     We believe that over the long term the focus of the convergence of the Internet and healthcare will trend towards the physician's office because the delivery of healthcare is moving to the outpatient setting and physicians control the vast majority of healthcare expenditures. Managed care has increased focus on cost control, forcing physicians to become more efficient and sophisticated while also demanding more information and increasing administrative requirements. Patients, increasingly frustrated with the healthcare system, have sought to take matters into their own hands by assuming more responsibility for their own care. It is under this backdrop that the Internet healthcare industry is forming. We believe a uniquely attractive opportunity exists to leverage the extraordinary growth of the Internet and capitalize on significant changes occurring in healthcare and e-business capabilities of the Internet.

THE MDPATHWAYS STRATEGY

     Our goal is to function as a trusted and valued business partner to our physician subscribers focused on harnessing the evolving potential of the Internet to benefit physicians and their patients. Our web portal will offer a single site where our physicians and patient communities can find healthcare functions, services and content which we regard as the "best of the Web." We believe our web portal will generate value to the physician subscriber as a (1) clinician, (2) business owner and (3) consumer. We believe the MDpathways strategy will be successful because of the following factors:

     - Our Portal will be a Trusted and Valued Destination. All of the functions, services and content provided on our web portal will have been reviewed and selected by panels of physicians organized by specialty.

     - Our Focus on the Physician/Patient Relationship. We believe that the relationship between the physician and the patient is a unique and powerful platform. Because our web portal will provide what our physician panels judge as the "best of the Web," we believe physicians will be comfortable referring their patients to our portal for healthcare information and other helpful functions and services.

     - Our Focus on Physician Needs. The physician functions in the following capacities: (1) clinician; (2) business owner; and (3) consumer. We intend to function as the physician's Internet partner regularly surveying the Web to identify and introduce new functions, services and content offerings which may be of value to our physician community and/or their patients. We will regularly upgrade our portal offerings as our physician panels review and select new offerings, thus furthering the benefits our physician and patient communities can derive from the Internet.

     - Leverage the Consumer Purchasing Power of our Physician and Patient Communities. We believe that the physician community represents an attractive consumer group with high disposable income. We also believe that if we develop a large physician subscriber base, we will be able to offer meaningful savings to our physician community on goods and services purchased from vendors and sponsors. Moreover, we believe that the patients of our physician subscribers represent an active segment of consumers who are highly motivated to purchase health related goods and services. We believe our portal can be a valued alternative destination for patients who shop for health related goods and services and serve as a preferred outlet for vendors of health related services and products.

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

THE MDPATHWAYS.COM WEB PORTAL

  Medical Specialty Areas

     We are designing our web portal to meet the needs of our physician subscribers, as well as their practice staffs and patients, in a personalized and easy-to-use manner. We intend to organize our medical content by medical specialty and subject, areas such as:

     - Aging

     - Endocrinology/Diabetes

     - Gastroenterology

     - Internal Medicine/Primary Care

     - Obstetrics and gynecology

     - Occupational Medicine/Workplace

     - Orthopedics

     - Preventive healthcare

     - Radiology/radiation oncology

     - Sports Medicine/Rehabilitative Care

     - Urology

     - Cardiology

     - ENT

     - Infectious Diseases

     - Neurology

     - Oncology

     - Pediatrics

     - Psychiatry

     - Respiratory Care

     - Surgery

     - Women's Health

     We intend to add other specialties and subject areas as our physician panels or medical advisory board members deem appropriate in order to provide useful and reliable content to our physician community, their medical staffs and patients.

  Services Provided to Our Physician Subscribers

     We plan to provide, via strategic alliances or contractual agreements with third parties, several functions and services that will complement the content offered through our portal. Although we have not yet determined the exact functions and services that we will provide, we anticipate that they may include the following:

     - Continuing medical education;

     - Peer-reviewed aggregation of electronic medical journals;

     - Treatment updates;

     - Case reviews;

     - Interactive services (chat rooms, bulletin boards);

     - Physician reference materials;

     - Medical bookstore; and

     - Other personal services, such as financial, sports, travel, weather information, etc.

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

     We intend to offer to our physician subscribers customized web pages that can be accessed by their patients and the general public. The physician's web page will contain demographic information on the physician and his practice, as well as links to specific medical and health-related content. Each physician subscriber will have the ability to control the content that is included on his or her web page. We believe that the patients of our physician subscribers will be encouraged to visit our physician web pages because the content on any physician's page will have been personally selected by that physician from a library of content that has first been reviewed and selected by our physician specialty panels.

     A physician's web page would be intended to function as an extension of the physician's practice. For example, physician web pages could allow patients to find answers to questions about issues such as treatment options and drug interactions. This visit to a physician's web page could potentially reduce unnecessary office visits as well as help patients become more informed about their healthcare services and options. We believe the Internet when coupled with the right tools can be utilized effectively and efficiently to extend certain aspects of the physician practice to patients, resulting in convenience and increased loyalty.

     We also plan to offer to our physician subscribers functions and services that will assist them in the day-to-day management and operation of their practices. We anticipate that these services may include:

     - Online procurement of medical supplies and equipment

     - Physician referral tracking

     - Quality Assurance and Utilization Review audits

     - Medication management and online prescription capabilities

     - Immunization and vaccination records

     - Online fax and e-mail capabilities

     - Insurance eligibility verification

     - Referral submission and authorization

     - Online medical record management

     - Online laboratory results

     - Online patient scheduling and registration

     - Medical transcription

     - Claims processing/submission;

  Services Provided to Physicians' Patients

     Patients of our physician subscribers will be provided with free access to patient-oriented information and services on our web portal. The free patient-oriented information and services would also be reviewed and selected by our physician specialty panels. Such patient-oriented services may include the following:

     - Disease content information (organized around specific health conditions);

     - Wellness/fitness information;

     - Medical news;

     - Health tracking;

     - Patient medical record storage;

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

     - Appointment scheduling with physician's office;

     - Prescription and medication management and monitoring;

     - Drugstore/pharmacy;

     - Nutritional products;

     - Medical supplies; and

     - Other personal services, such as financial, sports, travel and weather information.

PLAN OF OPERATION

     For a discussion of our plan of operation for the remainder of fiscal 1999 and for the first six months of fiscal 2000, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR CONTENT

     All of the functions, services and content for our web portal will be sourced from third parties. All of our services and content will be organized according to major medical specialty and subject areas. Our physician specialty panels will be responsible for reviewing and selecting all of our content and services.

STRATEGIC RELATIONSHIPS

     We will seek to enter strategic alliances with third parties for certain web based functions, services and content as selected by our physician specialty panels as "Best of the Web." We believe these relationships will benefit both our organization and these third parties by providing the third parties with direct access to communities of physicians and their patients. In addition, we intend to pursue strategic partnerships with other third parties for clinical trials, technology, distribution, connectivity, and other potential benefits for MDpathways and its physician and patient communities. Although we are not presently negotiating any such strategic alliances or partnerships, we expect discussions to commence in the near future.

SUBSCRIPTION TO OUR WEB PORTAL

     To utilize all of the features of our web portal, physician users must register as subscribers. We will require each subscriber to provide his or her name and professional credentials. The information provided by the physicians will be secured on our web portal through transfer encryption technology and a firewall server.

     Subscriptions will be sold for three years of service. Physicians will have the option of paying a lump sum of $1,000 for all three years or a $400 annual fee paid in three installments. In either case, the subscription fee is payable in advance.

     Patients will have free access to a collection of patient-oriented information and services.

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

COMPETITION

     Due to the rapid expansion of the Internet, the market for Internet services and products is intensely competitive and rapidly changing. There are no substantial barriers to entry in the Internet market, and we expect that competition will continue to intensify. We will compete, directly and indirectly, for subscribers, users and advertisers with other online services or web portals targeted to the healthcare industry generally, including MDadvice.com, Medscape.com, WebMD.com, Americasdoctor.com, drkoop.com and Accesshealth.com

     We believe the principal competitive factors in attracting and retaining physician subscribers and their patients are the depth, reliability and trustworthiness of our functions, services and content, as well as the value derived from our web portal's services and functions, such as saving time, improving the quality of care and contributing financial benefit to a physician's practice. We believe that the principal competitive factors that will attract and retain advertisers, third party vendors, and strategic alliances include:

     - Long-term commitment by physicians;

     - The amount of success that physicians and their staffs have in directing patients to use our web portal;

     - Depth and penetration of our base of physician subscribers in certain markets;

     - Continued growth of our base of physician subscribers; and

     - Generating repeat visits to our web portal from physician and patient populations.

SALES AND MARKETING

     We have a direct sales organization consisting of nine sales professionals, with an average of 19 years of healthcare and sales experience. We anticipate that we will hire additional sales professionals with a focus on selling Internet subscriptions to physicians. We generally seek to hire individuals with significant experience selling to physicians and working with physicians' staffs.

     We are engaged in a significant sales campaign focused on attracting new physician subscribers and increasing awareness of the MDpathways brand. We will use a combination of direct sales efforts and indirect media based activities including online activities. We will also participate in tradeshows, conferences and speaking engagements focused on physician associations and trade groups. We plan to allocate significant resources to market the MDpathways brand to the physician's office, their staff and their patients.

     We will employ a variety of methods to promote our brand to attract user traffic. Our direct marketing efforts, which may include direct mail and telemarketing initiatives, will emphasize the trustworthiness, value, ease-of-use and accessibility of our Internet-based functions and services and the convenience of a single destination where physicians, their staffs and their patients can find trusted and valued functions, services and content that our physician panels have judged as "best of the Web" and have been reviewed and selected to address their needs.

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

GOVERNMENT REGULATION

     We are currently not subject to direct government regulation other than regulations that apply to businesses generally. Currently, there are relatively few laws or regulations directly applicable to communications or commerce over the Internet. However, several proposals by federal and foreign governments may lead to laws or regulations concerning various aspects of the Internet, including privacy and the collection of personal information online. If the United States or foreign governments adopt legislation protecting user privacy, our ability to collect or use personal information could become limited, which could make our web portal less attractive to advertisers and sponsors.

     The applicability to the Internet of existing laws is uncertain. If new laws are adopted or existing laws or applied in an unforeseen manner, use of the Internet may decrease, which could decrease the demand for our services and increase our cost of doing business.

     In addition, the tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by some foreign governments that could impose taxes on the sale of goods and services and other Internet activities. A recently passed law places a temporary moratorium on certain types of taxation on Internet commerce. We cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on our business or delay the implementation of our business strategy.

INTELLECTUAL PROPERTY

     We expect that we will obtain all of our functionality, content and service offerings under licenses or other agreements with third parties. We expect to enter into confidentiality agreements with our employees, consultants, vendors and customers. We will generally seek to control access to and distribution of our technology, documentation and other proprietary information. We currently hold the domain name MDpathways.com, however, the legal status of intellectual property on the Internet is currently subject to various uncertainties. The current system for registering, allocating and managing domain names has been the subject of litigation and proposed regulatory reform. Accordingly, the extent of our ability to protect the domain name MDpathways.com is uncertain.

     We will rely on a variety of technology that we license from third parties, including our Internet server software, which will be used in our web portal to perform key functions. We cannot assure you that these third party technology licenses will be available to us on commercially reasonable terms. The loss of or our inability to maintain or obtain upgrades to any of these technology licenses could materially adversely affect our business or delay the implementation of our business strategy. In addition, because we expect to license a substantial portion of our content from third parties, our exposure to copyright infringement actions may increase because we must rely upon these third parties for information as to the origin and ownership of our licensed content.

EMPLOYEES

     As of November 23, 1999, we had eleven full-time employees, none of whom is represented by a labor union or covered by a collective bargaining arrangement. We believe that our employee relations are good.

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

FACILITIES

     Our principal executive offices are currently located at 1913 2nd Avenue South, Nashville, Tennessee. However, we have commenced the process of identifying new office space in Nashville, Tennessee of between 5,000 and 10,000 square feet that will not only meet our current needs, but also allow for our future growth.

LEGAL PROCEEDINGS

     There are no claims or proceedings pending or threatened against us. However, from time to time, we may be involved in litigation relating to claims arising out of our operations or regulatory proceedings. We may also be subject to third-party claims for defamation, negligence, copyright or trademark infringement or other claims based on the nature and content of information supplied on or through our web portal.

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

                                   MANAGEMENT

     The following table sets forth information with respect to our executive officers and directors as of November 23, 1999.

OUR DIRECTORS AND EXECUTIVE OFFICERS

NAME                                       AGE                POSITION
----                                       ---                --------
John E. Blount...........................  48     President, Secretary and Director
Albert Rodewald..........................  50     Treasurer and Director
Thomas A. Gallagher......................  42     Director
Rock A. Morphis..........................  41     Director

     John E. Blount has served as President, Secretary and Director of MDpathways since its incorporation in July 1999. In addition, Mr. Blount is a founder and Director of Heritage Group, LLC. Mr. Blount is currently serving as a Director of Heritage Health Systems, Inc. and has served as such since co-founding that company in August 1992. Mr. Blount served as Executive Vice President and Secretary of Heritage Health Systems, Inc. from May 1995 to December 1998. From January 1994 until December 1995, Mr. Blount served as Executive Vice President of Development of Surgical Health Corporation. Mr. Blount served as a Director of Heritage Surgical Corporation since its founding in 1991 and as Executive Vice President of such company from 1991 to 1994. From 1986 until 1991, Mr. Blount was co-founder and Managing Director of Heritage Group, Inc. a firm that specialized in partnering with physicians to own and operate imaging centers, surgery centers, and lithotripsy units. A graduate of Duke University, Mr. Blount also holds an M.B.A. from the University of North Dakota and a Masters Degree in Health Administration from the Medical College of Virginia. Mr. Blount has 21 years of health industry experience.

     Albert Rodewald has served as Treasurer and Director of MDpathways since its incorporation in July 1999. In addition, Mr. Rodewald is a founder and Director of Heritage Group, LLC. Mr. Rodewald is also currently serving as Chairman of the Board and Director of Interlogics, Inc. From co-founding ProSeed, LLC in 1996 until its sale in 1998, Mr. Rodewald served as its Director and Vice President of Development. As a co-founder of Heritage Health Systems, Inc., Mr. Rodewald served as a Director of that company from 1992-1995. Mr. Rodewald is a co-founder of Heritage Surgical Corporation, and served as its director and Vice President of Facility Development from 1991-1994. From 1986 to 1991, he was a co-founder and Managing Director of Heritage Group, Inc. a firm that specialized in partnering with physicians to own and operate imaging centers, surgery centers, and lithotripsy units. A graduate of the University of Wisconsin, Mr. Rodewald holds an MS from City University of New York. Mr. Rodewald has 28 years of health industry experience.

     Thomas A. Gallagher has served as a Director of MDpathways since its incorporation in July 1999. In addition, Mr. Gallagher is a founder and Director of Heritage Group, LLC. He is also currently Executive Vice President and Chief Development Officer and a Director of Heritage Health Systems, Inc., which he co-founded in August 1992, and has served as such since September 1995. Mr. Gallagher served as Chief Executive Officer and President of Heritage Health Systems, Inc. from January 1994 to September 1995. Between April 1992 and January 1994, Mr. Gallagher served as Executive Vice President and Chief Financial Officer of Heritage Surgical Corporation. Prior to joining Heritage Surgical Corporation, Mr. Gallagher was a General Partner in two venture funds: Lawrence Tyrrell Ortale and Smith I & II. Mr. Gallagher holds an M.B.A. from Vanderbilt University's Owen Graduate School of Business and a B.S. in accounting from the University of Tennessee. Mr. Gallagher has 15 years of health industry experience.

     Rock A. Morphis has served as a Director of MDpathways since its incorporation in July 1999. In addition, Mr. Morphis is a founder and Director of Heritage Group, LLC. He is the current Chairman, President and Chief Executive Officer of Heritage Health Systems, Inc., which he co-founded in August 1992, and has served as its CEO since September 1995. From January 1994 until June 1995, Mr. Morphis served as Chairman of the Board, Chief Executive Officer and President of Surgical Health Corporation. From 1991 until 1994, Mr. Morphis served as President, Chief Executive Officer and Chairman of Heritage Surgical Corporation. From 1986 until 1991, Mr. Morphis was co-founder and Managing Director of Heritage Group, Inc., a firm that specialized in partnering with physicians to own and operate imaging centers, surgery centers, and lithotripsy units. A graduate of the University of Tennessee, Mr. Morphis holds a B.S. in accounting. Mr. Morphis has 16 years of health industry experience.

BOARD OF DIRECTORS AND COMMITTEES

     We intend to expand the size of our Board of Directors to include no less than two of our physician subscribers and no less than two independent non-physician directors.

     We also intend to establish an Audit Committee of our Board of Directors. The Audit Committee will be responsible for reviewing our external audit procedures and internal accounting controls and recommending the engagement of our independent auditors.

DIRECTOR COMPENSATION

     Our directors do not currently receive any compensation for serving as directors. However, we anticipate implementing a stock-based compensation program for non-employee directors prior to completion of this offering. Additionally, we reimburse directors for out-of-pocket expenses they incur in attending Board meetings or Board committee meetings in their capacities as directors.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION

     As permitted under Georgia law, our Articles of Incorporation provide that a director shall not be personally liable to MDpathways or its shareholders for monetary damages for breach of the duty of care or any other duty owed to the corporation as a director, except liability for any of the following:

     - any appropriation, in violation of his duties, of any business opportunity of the corporation,

     - for acts or omissions which involve intentional misconduct or a knowing violation of law,

     - for unlawful corporate distributions, or

     - for any transaction from which the director received an improper personal benefit.

     Under our Bylaws, we are required to indemnify our directors to the full extent permitted by Georgia law. Georgia law provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement, and reasonable expenses, including attorney's fees, resulting from various types of legal actions or proceedings, including, but not limited to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, if the actions of the party being indemnified meet the standards of conduct specified therein. Determination concerning whether or not the applicable standard of conduct has been met can be made by the following:

     - the Board of Directors by a majority vote of all the disinterested directors, if there are at least two disinterested directors;

     - a majority vote of a committee of two or more disinterested directors;

     - special legal counsel; or

     - an affirmative vote of a majority of shares held by disinterested shareholders.

     No indemnification shall be made in connection with a proceeding by or in the right of MDpathways, except for reasonable expenses incurred in connection with the proceeding if it is determined that the indemnitee has met the relevant standard of conduct. In addition, indemnification shall not be made in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On July 30, 1999, we were formed as a wholly owned subsidiary of Heritage Group, LLC and we issued 50,000,000 shares of our Common Stock to Heritage Group, LLC for a purchase price of $100,000. Messrs. Blount, Gallagher, Morphis and Rodewald are the members of Heritage Group, LLC. At the time of such initial issuance, Heritage Group, LLC believed it could attract additional management employees and enter into strategic alliances with third parties through the limited liability company on a tax efficient basis. Heritage Group, LLC subsequently determined that it would be preferable to attract future employees through incentive plans to be adopted by MDpathways and to enter into strategic alliances directly through MDpathways. Accordingly, on November 23, 1999, Heritage Group, LLC effected a recapitalization pursuant to which 40,000,000 shares of Common Stock were returned to MDpathways to be available for reissuance at the discretion of our Board of Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our capital stock by each person or entity who beneficially owns more than 5% of any class or series of our capital stock, each of our directors and executive officers, and all of our directors and executive officers as a group:

                                               SHARES BENEFICIALLY OWNED
                                --------------------------------------------------------
                                                    SERIES A            SERIES B
                                                   CONVERTIBLE         CONVERTIBLE
                                  COMMON            PREFERRED           PREFERRED
NAME                              STOCK       %       STOCK       %       STOCK       %
----                            ----------   ---   -----------   ---   -----------   ---
Heritage Group, LLC(1)........  10,000,000   100%      --        --        --        --
John E. Blount(2).............  10,000,000   100       --        --        --        --
Thomas A. Gallagher(3)........  10,000,000   100       --        --        --
Rock A. Morphis(4)............  10,000,000   100       --        --        --        --
Albert Rodewald(5)............  10,000,000   100       --        --        --        --
All directors and executive
  officers as a group (4
  persons)....................  10,000,000   100       --        --        --        --

-------------------------

(1) Heritage Group, LLC's business address is 1913 21st Avenue South, Nashville, Tennessee 37212.

(2) Includes all shares owned by Heritage Group, LLC, of which Mr. Blount is a member.

(3) Includes all shares owned by Heritage Group, LLC, of which Mr. Gallagher is a member.

(4) Includes all shares owned by Heritage Group, LLC, of which Mr. Morphis is a member.

(5) Includes all shares owned by Heritage Group, LLC, of which Mr. Rodewald is a member.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is a summary of certain provisions set forth in our Articles of Incorporation and is qualified in its entirety by reference to the full text of our Articles of Incorporation which are included as an exhibit to the registration statement of which this prospectus is a part.

     The total number of shares of stock of all classes that we have authority to issue is 600,000,000 shares, consisting of: (a) 300,000,000 shares of Common Stock, par value $.01 per share; and (b) 300,000,000 shares of Preferred Stock, of which 50,000,000 shares are designated as Series A Convertible Preferred Stock, par value $.01 per share and 50,000,000 shares are designated as Series B Convertible Preferred Stock, par value $.01 per share. There are currently outstanding 10,000,000 shares of our Common Stock, 5,000,000 shares of our Series A Convertible Preferred Stock and no shares of our Series B Convertible Preferred Stock. In addition, there are currently outstanding warrants to purchase 1,000,000 shares of our Series A Convertible Preferred Stock (or Common Stock, depending upon whether we have completed a qualifying underwritten public offering of our Common Stock at the time of exercise).

COMMON STOCK

     Our Common Stock is subject to all of the rights, privileges, preferences and priorities of the Preferred Stock set forth in our Articles of Incorporation.

     Dividends may be paid on the Common Stock, and on any other class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by our Board of Directors.

     In the event of any dissolution, liquidation, or winding up of MDpathways, the holders of the Common Stock, together with the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, are entitled to participate pro rata in the distribution of any of our assets remaining after we have paid all of our debts and liabilities and after we have paid (i) the Convertible Preferred Stock Liquidation Preference (as defined below) to the holders of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock then outstanding and (ii) an amount per share of Common Stock then outstanding equal to the quotient obtained by dividing the Convertible Preferred Stock Liquidation Preference paid by the total number of then outstanding shares of Series A and Series B Convertible Preferred Stock.

     Each holder of shares of Common Stock is entitled to cast one vote for each outstanding share of Common Stock held upon any matter (including the election of directors) submitted to a vote of our stockholders.

     During the 180-day period immediately following the effective date of any registration statement filed under the Securities Act of 1933 in connection with our first Qualified Public Offering (as defined below), a holder of shares of Common Stock (including shares of Common Stock issued upon conversion of shares of Preferred Stock) may not transfer record or beneficial ownership of, whether by sale, assignment, gift, bequest, appointment or otherwise, any of such shares of Common Stock unless we shall have given our prior written consent thereto. However, the foregoing restriction does not prohibit any transfer (i) as a bona fide gift, provided the donees thereof agree in writing to be bound by the foregoing restriction, (ii) as a distribution to the general or limited partners, members or shareholders of a Common Stock holder, provided that the distributees thereof agree in writing to be bound by the foregoing restriction, or (iii) if the Common Stock holder is an individual, to members of his or her immediate family or to a trust the beneficiaries of which are exclusively such holder and/or members of his or her immediately family, provided that the transferees thereof agree in writing to be bound by the foregoing restriction.

SERIES A AND SERIES B CONVERTIBLE PREFERRED STOCK

     Except as required by law and except for any Corporate Transaction (as defined below) submitted to a vote of our shareholders, holders of shares of Series A and Series B Convertible Preferred Stock do not have any voting rights whatsoever. With respect to any Corporate Transaction submitted to a vote of our stockholders, (i) each holder of shares of Series A or Series B Convertible Preferred Stock is entitled to cast one vote for each outstanding share of Series A or Series B Convertible Preferred Stock held and (ii) the holders of shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Common Stock vote together and not as separate classes or series.

     The holders of shares of Series A or Series B Convertible Preferred Stock are entitled to participate on a share for share basis in all dividends declared and paid on Common Stock, provided, however, that in the case of dividends on Common Stock that are payable in Common Stock, (i) the corresponding dividends to be paid to holders of Series A Convertible Preferred Stock must be paid in shares of Series A Convertible Preferred Stock and (ii) the corresponding dividends to be paid to holders of Series B Convertible Preferred Stock must be paid in shares of Series B Convertible Preferred Stock.

     In the event of any liquidation, dissolution or winding up of MDpathways, each holder of shares of Series A or Series B Convertible Preferred Stock then outstanding is entitled to be paid out of our assets legally available for distribution to our stockholders, before any payment is made in respect of Common Stock, an amount equal in value to the consideration received by MDpathways for the initial issuance of such shares of Series A or Series B Convertible Preferred Stock Convertible Preferred Stock (the "Convertible Preferred Stock Liquidation Preference"). If the assets to be distributed to the holders of Series A or Series B Convertible Preferred Stock are insufficient to permit the payment in full of the Convertible Preferred Stock Liquidation Preference, then all of the assets legally available for distribution will be distributed to such holders ratably in proportion to the full Convertible Preferred Stock Liquidation Preference each such holder is otherwise entitled to receive. After the payment in full of the Convertible Preferred Stock Liquidation Preference, the holders of Common Stock then outstanding are entitled to be paid an amount per share of Common Stock equal to the quotient obtained by dividing the total Convertible Preferred Stock Liquidation Preference paid on all then outstanding shares of Series A or Series B Convertible Preferred Stock by the total number of all then outstanding shares of Series A or Series B Convertible Preferred Stock. If the assets available for distribution to the holders of Common Stock pursuant to the immediately preceding sentence are insufficient to permit the payment in full of the amount referred to in the immediately preceding sentence, then all of such assets will be paid to such holders ratably based on the number of shares of Common Stock they hold. After payment in full of such amount to the holders of Common Stock, all of our remaining assets will be distributed to the holders of shares of Common Stock and to the holders of shares of Series A and Series B Convertible Preferred Stock ratably based on the number of shares of Common Stock and/or Series A and Series B Convertible Preferred Stock they hold.

     Notwithstanding the foregoing, if the foregoing manner of distribution would result in payment with respect to any share of Series A or Series B Convertible Preferred Stock (an "Affected Preferred Share") being less than the amount payable with respect to each share of Common Stock, then the aggregate amount that would be payable with respect to all such Affected Preferred Shares (computed in accordance with the foregoing) plus the aggregate amount that would be payable with respect to all shares of Common Stock (computed in accordance with the foregoing) will instead be paid to the holders of Affected Preferred Shares and to the holders of shares of Common Stock ratably based on the number of Affected Preferred Shares and/or shares of Common Stock they hold.

     In the case of any Corporate Transaction (as defined below), each holder of outstanding shares of Series A or Series B Convertible Preferred Stock shall have the right to receive the same consideration to which a holder of an equal number of shares of Common Stock would be entitled to receive pursuant to such Corporate Transaction (assuming conversion of all shares of Series A and Series B Convertible Preferred Stock then outstanding into shares of Common Stock on a one-for-one basis); provided, however, that in the event that the consideration so payable to any holder of outstanding shares of Series A or Series B Convertible Preferred Stock is not at least equal in value to the aggregate Convertible Preferred Stock Liquidation Preference of the shares of Series A or Series B Convertible Preferred Stock held by such holder, then the Corporate Transaction shall instead be treated as a liquidation pursuant to the preceding two paragraphs; and provided, further, that any consideration payable with respect to shares of Series B Convertible Preferred Stock (whether or not the Corporate Transaction is treated as a liquidation pursuant to the immediately preceding paragraph) may be made payable on a delayed basis over the same period of time as is set forth below with respect to the automatic conversion of shares of Series B Convertible Preferred Stock. The term "Corporate Transaction" means
(i) any consolidation or merger of (or share exchange by) MDpathways, other than any merger, consolidation or share exchange resulting in the holders of the capital stock of MDpathways entitled to vote for the election of directors holding a majority of the capital stock of the surviving or resulting entity entitled to vote for the election of directors, or (ii) any sale or other disposition by MDpathways of all or substantially all of its assets to a third party.

     Any holder of shares of Series A Convertible Preferred Stock may at any time convert all or any number of such shares held by such holder into shares of Common Stock on a one-for-one basis. In addition, all shares of Series A Convertible Preferred Stock shall automatically be converted into shares of Common Stock on a one-for-one basis upon the closing of a Qualified Public Offering (as defined below). The term "Qualified Public Offering" means a firm commitment underwritten public offering of Common Stock consummated pursuant to a registration statement declared effective under the Securities Act of 1933 in which (i) the gross aggregate proceeds (prior to payment of and without deduction for underwriting discounts and commissions and offering expenses) that we (and any selling securityholders participating in such public offering) receive equals or exceeds $10,000,000 and (ii) the price per share to the public equals or exceeds $1.00 (such number to be adjusted proportionately in the event the outstanding shares of Common Stock are adjusted into a lesser number or subdivided into a greater number).

     Outstanding shares of Series B Convertible Preferred Stock shall automatically be converted into shares of Series A Convertible Preferred Stock (if the conversion date occurs prior to the closing of a Qualified Public Offering) or Common Stock (if the conversion date occurs on or after the closing of a Qualified Public Offering), on a one-for-one basis, at the rate of 20% per year on each anniversary of their date of issuance. Prior to the completion of the offering and subject to approval of our existing stockholders, we intend to alter the terms of the Series B Convertible Preferred Stock so that it would convert to Series A Convertible Preferred Stock (or Common Stock, as the case may be), at the rate of 33.33% per year rather than 20% per year. Each 20% calculation, or 33.33% as the case may be, shall be applied per holder of applicable shares with respect to the aggregate number of applicable shares held, rounding up to the nearest whole share. Outstanding shares of Series B Convertible Preferred Stock will only be converted on an anniversary of their date of issuance and no pro rata adjustments will be made to allow for conversions on any day other than an anniversary of the date of issuance.

     A holder of Series A or Series B Convertible Preferred Stock may not transfer record or beneficial ownership of, whether by sale, assignment, gift, bequest, appointment or otherwise, any shares of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock without our prior written consent.

UNDESIGNATED PREFERRED STOCK

     There are 200,000,000 shares of undesignated (or "blank check") Preferred Stock authorized by our Articles of Incorporation. Our Board of Directors has the authority, without obtaining prior stockholder approval, to issue shares of undesignated Preferred Stock in one or more classes or series and to determine the dividend rights, conversion rights, liquidation preferences, voting rights, redemption rights, number of shares constituting any class or series and other rights, terms and designations of such classes or series. Such issuances may dilute or otherwise adversely affect the economic, ownership and other rights and interests of the of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and the Common Stock.

WARRANTS

     There are currently outstanding warrants to purchase 1,000,000 shares of our Series A Convertible Preferred Stock (if the Company has not completed a qualifying initial public offering at the time of exercise) or Common Stock (if the Company has completed a qualifying initial public offering of Common Stock at the time of exercise). The shares issuable upon exercise of the warrants are referred to herein as the "Warrant Shares." The exercise price of the Warrants is $1.00 per Warrant Share. The Warrants are exercisable at any time beginning one year after November 18, 1999 (the date of their issuance) and ending on November 18, 2004 (the fifth anniversary of the date of their issuance). Upon exercise of a Warrant, in lieu of paying the Warrant exercise price in cash, the holder of the Warrant may elect to receive a lesser number of Warrant Shares that have a value equal to the difference between the fair market value of the Warrant Shares at the time of exercise and the aggregate exercise price.

                        SHARES ELIGIBLE FOR FUTURE SALE

COMMON STOCK

     We have outstanding an aggregate of 10,000,000 shares of Common Stock that were issued in a private transaction in reliance on an exemption from the registration requirements of the federal securities laws. These shares of Common Stock are considered restricted securities under Rule 144 promulgated under the Securities Act of 1933. Accordingly, these shares may only be sold in reliance on and subject to the limitations set forth in Rule 144, which are described below.

     Under the terms of our Articles of Incorporation, during the 180-day period immediately following the effective date of a registration statement filed in connection with a Qualified Public Offering (as defined in our Articles of Incorporation), no holder of shares of our Common Stock may sell, assign or transfer any of such shares without our prior written consent. The offering to which this prospectus relates is not a "Qualified Public Offering" as defined in our Articles of Incorporation.

SERIES A CONVERTIBLE PREFERRED STOCK

     We have issued and sold an aggregate of 5,000,000 shares of our Series A Convertible Preferred Stock in private transactions in reliance on exemptions from the registration requirements of the federal securities laws. These shares are also considered restricted securities under Rule 144. Although Rule 144 would permit sales of these shares subject to the limitations of Rule 144 described below, our Articles of Incorporation provide that no holder of shares of our Series A Convertible Preferred Stock may sell, assign or transfer any of such shares without our prior written consent.

SERIES B CONVERTIBLE PREFERRED STOCK

     The Series B Convertible Preferred Stock distributed in this offering will be unrestricted for purposes of the federal securities laws and will not be subject to Rule 144. However, our Articles of Incorporation provide that no holder of shares of Series B Convertible Preferred Stock may sell, assign or transfer any of such shares without our prior written consent.

SALES FOLLOWING CONVERSION OF SERIES A OR SERIES B CONVERTIBLE PREFERRED STOCK

     Shares of our Series A Convertible Preferred Stock are convertible at any time at the option of the holder into shares of Common Stock and automatically convert to Common Stock upon the closing of a Qualified Public Offering. Furthermore, shares of our Series B Convertible Preferred Stock automatically convert at the rate of 20% per year (or 33.33% per year pending the effectiveness of an anticipated amendment to our Articles of Incorporation) into shares of Series A Convertible Preferred Stock (if the conversion date occurs prior to the closing of a Qualified Public Offering) or Common Stock (if the conversion date occurs on or after the closing of a Qualified Public Offering).

     Under the federal securities laws, shares issued upon any such conversion will retain the status of the shares converted for purposes of determining whether or not the shares issued upon conversion are restricted. Accordingly, shares issued upon conversion of shares that are considered restricted under Rule 144 will also be restricted under Rule 144. Similarly, shares issued upon conversion of unrestricted securities will also be unrestricted under Rule 144.

     Furthermore, if the shares issued upon conversion are shares of Common Stock, such shares will be subject to the 180-day lock-up period following a Qualified Public Offering as discussed above. If the shares issued upon conversion are shares of Series A Convertible Preferred Stock, such shares will be subject to the restriction against transfer provided in our Articles of Incorporation, as discussed above.

SALES UNDER RULE 144

     Rule 144 provides that a person holding restricted securities for a period of at least one year may sell such securities in brokerage transactions in an amount not to exceed in any three-month period 1% of the total outstanding number of shares of that class of securities. Because there is no public market for any of our securities, it will be impossible to sell restricted securities through brokerage transactions. However, Rule 144(k) provides that a person who is a "non-affiliate" of MDpathways and who has held restricted securities for over two years is not subject to these manner of sale and volume limitations as long as the other conditions of Rule 144 are met. Therefore, until we complete a Qualified Public Offering, Rule 144(k) is the only alternative provided for in Rule 144 pursuant to which a shareholder could sell restricted securities.

                              PLAN OF DISTRIBUTION

     We are offering a minimum of 10,000,000 and a maximum of 38,500,000 shares of our Series B Convertible Preferred Stock and up to 2,000,000 shares of our Series A Convertible Preferred Stock.

     All subscription payments will be deposited into an escrow account at SunTrust Bank until we receive subscriptions for at least 10,000,000 shares of Series B Convertible Preferred Stock. Once we receive subscriptions for at least 10,000,000 shares of Series B Convertible Preferred Stock, we will conduct an initial closing at which all subscriptions received up to that point will be accepted and all subscription payments then in escrow will be disbursed to us. If we have not received subscriptions for at least 10,000,000 shares of Series B Convertible Preferred Stock by December 31, 2000, all subscription payments will be refunded in full to subscribers with interest, if any, and without deducting any expenses. Following the initial closing, we will hold additional interim closings at such times as we deem desirable until all of the shares in this offering have been subscribed for or until December 31, 2000, whichever occurs first. At such interim closings, all subscriptions received since the immediately preceding closing will be accepted. Pending acceptance at such interim closings, subscription payments will be deposited into an escrow account at SunTrust Bank.

     To participate in this offering, investors must purchase shares of Series B Convertible Preferred Stock in increments of 1,000 shares. In addition, we will divide the number of shares of Series B Convertible Preferred Stock offered hereby into three tranches and will limit the number of shares that may be purchased by investors in each tranche as follows:

     - no more than 5,000 shares per investor until the first 10,000,000 shares have been sold;

     - no more than 4,000 shares per investor until the next 14,000,000 shares have been sold; and

     - no more than 3,000 shares per investor thereafter.

The following table illustrates these per investor purchase limits and the maximum number of investors that could participate in each tranche assuming each investor purchases the maximum number of shares allowed per investor:

                                                                       MAXIMUM NUMBER OF
                                                                     INVESTORS IN TRANCHE
                                           MAXIMUM NUMBER OF        (ASSUMING EACH INVESTOR
                                          SHARES OFFERED PER           PURCHASES MAXIMUM
TRANCHE                                        INVESTOR                NUMBER OF SHARES)
-------                               ---------------------------   -----------------------
First 10,000,000 shares.............             5,000                       2,000
Next 14,000,000 shares..............             4,000                       3,500
Last 14,500,000 shares..............             3,000                       4,833

     We will publish our prospectus, which is a part of this registration statement, on the Internet at www.MDpathways.com. We intend to offer electronic delivery of our prospectus to those subscribers who consent to such delivery in accordance with the subscription procedures set forth on our web site.

     The offering will be managed by MDpathways without underwriter. No officer, director or employee of MDpathways will receive any sales commissions or other compensation in connection with this offering, except for reimbursement of expenses, if any, incurred in connection with this offering.

     Where necessary to satisfy federal or state securities laws or regulations, or to the extent we otherwise consider it advisable, we may utilize the services of broker/dealers who are members of the National Association of Securities Dealers ("NASD"). Before the involvement of any broker/dealers in this offering, we must obtain a no objection position from the NASD for any compensation arrangements. Any broker/dealers that sell securities in this offering may be deemed an underwriter as defined in Section 2(a)(11) of the Securities Act of 1933.

     MDpathways has not retained any underwriters for this offering. We believe that we can sell our stock without utilizing an underwriter and thus, maximize the net proceeds to fund our business plan. Since we are offering the shares without the participation of an underwriter, the offering price has not been determined by negotiation with an underwriter, as is customary in many initial public offerings. Instead, the offering price has been determined arbitrarily by MDpathways.

                                 LEGAL MATTERS

     The validity of the securities offered in this offering will be passed upon by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements at November 23, 1999, and for the period from July 30, 1999 (date of inception) to November 23, 1999, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with Securities and Exchange Commission in Washington, D.C. a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and the securities offered by this prospectus, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the Commission maintains at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. You may obtain copies of all or any part of these materials from the Commission upon payment to the Commission of prescribed fees. You may also inspect these reports and other information without charge at a web portal maintained by the Commission. The address of this site is http://www.sec.gov.

     Upon completion of this offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the Commission. Although we do not anticipate that we will send any of these reports to our stockholders, you will be able to inspect and copy these reports and other information at the public reference facilities maintained by the Commission and at the Commission's regional offices at the addresses noted above. You also will be able to obtain copies of this material from the Public Reference Section of the Commission as described above, or inspect them without charge at the Commission's web portal.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering for sale, and seeking offers to buy, shares of our Preferred Stock only in jurisdictions where offers and sales are permitted,

                                MDPATHWAYS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2
Balance Sheet...............................................  F-3
Statement of Operations.....................................  F-4
Statement of Stockholders' Equity...........................  F-5
Statement of Cash Flows.....................................  F-6
Notes to Financial Statements...............................  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
MDpathways, Inc.

     We have audited the accompanying balance sheet of MDpathways, Inc. (a Company in the development stage) as of November 23, 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from July 30, 1999 (date of inception) to November 23, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MDpathways, Inc. at November 23, 1999, and the results of its operations and its cash flows for the period from July 30, 1999 (date of inception) to November 23, 1999, in conformity with generally accepted accounting principles.

                                              /s/ Ernst & Young LLP

November 23, 1999
Nashville, Tennessee

                                MDPATHWAYS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEET
                               NOVEMBER 23, 1999

ASSETS
CURRENT ASSETS:
Cash........................................................  $5,023,427
                                                              ----------
     Total current assets...................................   5,023,427
Deferred offering costs.....................................      32,385
Computer software costs.....................................      22,751
Computer hardware...........................................      24,480
                                                              ----------
     Total assets...........................................  $5,103,043
                                                              ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses.......................  $  365,268
STOCKHOLDERS' EQUITY:
Convertible preferred stock, $.01 par value, 300,000,000
  shares authorized;
  -- Series A Convertible; 50,000,000 shares designated;
     5,000,000 shares issued and outstanding................      50,000
  -- Series B Convertible; 50,000,000 shares designated;
     no shares issued and outstanding.......................          --
Common stock, $.01 par value, 300,000,000 shares authorized;
  10,000,000 shares issued and outstanding..................     100,000
Additional paid-in capital..................................   4,825,055
Deficit accumulated during development stage................    (237,280)
                                                              ----------
                                                               4,737,775
                                                              ----------
                                                              $5,103,043
                                                              ==========

The accompanying notes are an integral part of the financial statements.

                                MDPATHWAYS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF OPERATIONS
             FOR THE PERIOD FROM JULY 30, 1999 (DATE OF INCEPTION)
                           THROUGH NOVEMBER 23, 1999

COSTS AND EXPENSES:
Selling, general and administrative.........................  $   237,280
                                                              -----------
  Net loss..................................................  $  (237,280)
                                                              ===========
Basic and diluted net loss per share........................  $    (0.001)
                                                              ===========
Basic and diluted weighted average shares outstanding.......   50,000,000
                                                              ===========

The accompanying notes are an integral part of the financial statements.

                                MDPATHWAYS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                       STATEMENT OF STOCKHOLDERS' EQUITY
             FOR THE PERIOD FROM JULY 30, 1999 (DATE OF INCEPTION)
                           THROUGH NOVEMBER 23, 1999

                                                                                       DEFICIT
                       SERIES A CONVERTIBLE                                          ACCUMULATED
                          PREFERRED STOCK           COMMON STOCK        ADDITIONAL     DURING
                       ---------------------   ----------------------    PAID-IN     DEVELOPMENT
                         SHARES      AMOUNT      SHARES       AMOUNT     CAPITAL        STAGE        TOTAL
                       ----------   --------   -----------   --------   ----------   -----------   ----------
Inception, July 30,
  1999...............         --    $    --             --   $     --   $       --    $      --    $       --
Issuance of common
  stock..............         --         --     50,000,000    100,000           --           --       100,000
Issuance of Series A
  Convertible
  Preferred Stock,
  net of expenses of
  $124,945...........  5,000,000     50,000             --         --    4,665,055           --     4,715,055
Issuance of warrants
  on Series A
  Convertible
  Preferred Stock....         --         --             --         --      160,000           --       160,000
Return of common
  shares.............         --         --    (40,000,000)        --           --           --            --
  Net loss...........         --         --             --         --           --     (237,280)     (237,280)
                       ---------    -------    -----------   --------   ----------    ---------    ----------
Balance, November 23,
  1999...............  5,000,000    $50,000     10,000,000   $100,000   $4,825,055    $(237,280)   $4,737,775
                       =========    =======    ===========   ========   ==========    =========    ==========

The accompanying notes are an integral part of the financial statements.

                                MDPATHWAYS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF CASH FLOWS
             FOR THE PERIOD FROM JULY 30, 1999 (DATE OF INCEPTION)
                           THROUGH NOVEMBER 23, 1999

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $ (237,280)
Adjustments to reconcile net loss to net cash used from
  operating activities:
  Change in assets and liabilities:
     Accounts payable and accrued expenses..................     365,268
                                                              ----------
       Net cash provided by operating activities............     127,988
                                                              ----------
CASH FLOWS USED IN INVESTING ACTIVITIES:
Capital expenditures........................................     (47,231)
                                                              ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock....................................     100,000
Issuance of Series A Convertible Preferred Stock............   4,715,055
Issuance of warrants on Series A Convertible Preferred
  Stock.....................................................     160,000
Deferred offering costs.....................................     (32,385)
                                                              ----------
       Net cash provided by financing activities............   4,942,670
                                                              ----------
       Net increase in cash.................................   5,023,427
Cash, beginning of period...................................          --
                                                              ----------
Cash, end of period.........................................  $5,023,427
                                                              ==========

The accompanying notes are an integral part of the financial statements.

                                MDPATHWAYS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS
                               NOVEMBER 23, 1999

1. ORGANIZATION AND NATURE OF BUSINESS

     MDpathways, Inc. ("the Company") is a Georgia corporation which was incorporated and capitalized by Heritage Group LLC ("Heritage") in July 1999. The Company is developing a web portal as a single source destination for physician and patient communities.

     MDpathways is in the development stage as its operations principally involve the building of its web site infrastructure, market analysis, capital raising and other business planning activities. No revenue has been generated. Since MDpathways is in the development stage, the accompanying financial statements should not be regarded as typical for normal operating periods.

2. SIGNIFICANT ACCOUNTING POLICIES

a.  Concentration of Credit Risk

    Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash. The Company maintains cash with one financial institution located in Tennessee, which may at times exceed federally insured limits.

    The carrying amounts reported in the balance sheets for cash and accounts payable approximate their fair values due to the short-term nature of these financial instruments.

b.  Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

c.  Computer hardware and software

    Property and equipment are stated at cost and will be amortized over the expected useful lives of the assets ranging from three to seven years.

d.  Advertising

    MDpathways expenses advertising costs when incurred. There were no advertising expenses incurred for the period ended November 23, 1999.

                                MDPATHWAYS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

e.  Basic and Diluted Net Loss per Share

    Basic net loss per share excludes dilution for common stock equivalents and is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if Series A Convertible Preferred Stock and warrants to purchase Series A Convertible Preferred Stock were exercised and converted into common stock. Diluted net loss per share is equal to basic loss per share since all Series A Convertible Preferred Stock and warrants to purchase Series A Convertible Preferred Stock are anti-dilutive.

    Diluted net loss per common share does not include the effects of 1,000,000 warrants to purchase Series A Convertible Preferred Stock and 5,000,000 shares of Series A Convertible Preferred Stock on an "as if" converted basis for the period ended November 23, 1999.

f.  Income Taxes

    Income taxes are computed based on the liability method of accounting whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

g.  Comprehensive Income

    The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," effective July 30, 1999. This statement requires a full set of general purpose financial statements to be expanded to include the reporting of "comprehensive income." Comprehensive income is comprised of two components, net income and other comprehensive income. During the period ended November 23, 1999, the Company had no items qualifying as other comprehensive income; accordingly, the adoption of SFAS No. 130 had no impact on the Company's financial statements.

h.  Segment Reporting

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." This statement changes the way public business enterprises report segment information, including financial and descriptive information about their selected information in interim and annual financial statements. Under SFAS No. 131, operating segments are defined as revenue producing components of the enterprise which are generally used internally for evaluating segment performance. SFAS No. 131 had no effect on the Company's financial position or results of operations for the period ended November 23, 1999. The Company operates in one segment, which is providing services to the healthcare industry through the internet.

                                MDPATHWAYS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

i.  Recently Issued Accounting Pronouncements

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company believes SFAS No. 133 will have no material effect on its financial position or results of operations.

j.  Impact of Year 2000 (Unaudited)

    Many existing computer programs use only two digits to identify a year. These programs were developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We will use software, computer technology and other services provided by third-party vendors. We are also dependent on telecommunications vendors to maintain our communications network.

    We believe that our third-party supplied software and computer technology will be year 2000 compliant. All of our software and computer technology supplied by third-party vendors will be purchased in the near future. In connection with these purchases, we anticipate requiring our vendors to represent that each of the technology products is year 2000 compliant. Nonetheless, the failure of any software or systems upon which we rely to be year 2000 compliant could have a material negative impact on the development or operation of our web portal.

    To date, we have not incurred any costs in connection with the year 2000. Based upon our assessment of our software and computer technology and because our web portal will not be operational until after January 1, 2000, we do not believe that we need to develop a year 2000 contingency plan and we have not developed any such plan. However, the failure of any of our third-party service providers to be year 2000 compliant could delay the launch of our web portal.

    The year 2000 readiness of the general system necessary to support our operations is difficult to assess. For instance, we will depend on the integrity and stability of the Internet to provide our services. We will also depend on the year 2000 compliance of the computer systems used by our members. Thus, the system necessary to support our operations will consist of a network of computers and telecommunications systems located throughout the world and operated by numerous unrelated entities and individuals, none of which has the ability to control or manage the potential year 2000 issues that may impact the entire system. It is not possible to predict potential negative impact of year 2000 issues of these systems.

    Our worst-case year 2000 scenario would involve a major disruption in access to the Internet, a failure of our systems and a failure in the systems of our third-party service providers. This would result in the delay of the launch of our web portal and would delay the implementation of our business strategy.

                                MDPATHWAYS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. DEFERRED OFFERING COSTS

     Deferred offering costs represent costs incurred as of the balance sheet date as they relate to MDpathways' proposed initial public offering.

4. SHAREHOLDERS' EQUITY

CAPITAL STOCK

     The authorized shares of the Company total 600,000,000 shares, consisting of: (a) 300,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock"); and (b) 300,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"), of which 50,000,000 shares have been designated as Series A Convertible Preferred Stock ("Series A Preferred") and 50,000,000 shares have been designated as Series B Convertible Preferred Stock ("Series B Preferred"), these preferred shares together are referred to as the "Convertible Preferred Stock."

COMMON STOCK

     On July 30, 1999, the Company was formed as a wholly-owned subsidiary of Heritage Group, LLC ("Heritage") and in connection with such formation, 50,000,000 shares of Common Stock were issued to Heritage for $100,000. For certain business and tax planning purposes, Heritage elected to return 40,000,000 shares of Common Stock to the Company effective November 23, 1999, which is available for reissuance at the discretion of the Board of Directors.

     The Common Stock is subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the Articles. Dividends may be paid on the Common Stock, but only when and as declared by the Board of Directors. Upon any dissolution, liquidation or winding up of the Company, the holders of the Common Stock, and any holders of any class or series of stock entitled to participate therewith will become entitled to participate in the distribution of any assets of the Company after payment of all debt and liabilities, and after the Company has paid or set aside for payment, amounts due to holders of any class of stock having preference over the Common Stock.

     Each holder of Common Stock is entitled to cast one vote for each outstanding share of Common Stock held upon any matter or thing submitted to a vote of the stockholders of the Company.

CONVERTIBLE PREFERRED STOCK

     Effective November 18, 1999, the Company closed a private placement of Series A Convertible Preferred Stock whereby 5,000,000 shares were sold for $1.00 per share. In addition, investors received warrants to purchase 1,000,000 shares of Series A Convertible Preferred Stock for $1.00 per share and is exercisable beginning one year after the date of issuance. The estimated fair value of those warrants totaled $160,000 at November 18, 1999.

                                MDPATHWAYS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     VOTING RIGHTS. Except as required by law and except for any "Corporate Transaction" submitted to a vote of the stockholders of the Company, holders of shares of Convertible Preferred Stock do not have any voting rights whatsoever. A Corporate Transaction is defined as (a) any consolidation or merger of the Company, other than any merger, consolidation or share exchange resulting in the holders of the capital stock of the Company entitled to vote for the election of directors holding a majority of the capital stock of the surviving or resulting entity entitled to vote for the election of directors, or (b) any sale or other disposition by the Company of all or substantially all of its assets to a third party. With respect to any Corporate Transaction submitted to a vote of the stockholders of the Company, (i) each holder of shares of Convertible Preferred Stock is entitled to cast one vote for each outstanding share of Convertible Preferred Stock so held and (ii) the holders of shares of Convertible Preferred Stock and Common Stock will vote together and not as separate classes or series.

     DIVIDEND RIGHTS. Holders of Convertible Preferred Stock are entitled to participate on a share for share basis in all dividends declared and paid on Common Stock, provided, however, that in case of dividends on Common Stock that are payable in Common Stock, or in options, warrants or rights to acquire Common Stock, or in securities convertible into or exchangeable for Common Stock, (i) the corresponding dividends to be paid to holders of Series A Preferred Stock will be paid in shares of, or options, warrants or rights to acquire, or securities convertible or exchangeable for, as the case may be, Series A Preferred Stock, and (ii) the corresponding dividends to be paid to holders of Series B Preferred Stock will be paid in shares of, or options, warrants or rights to acquire, or securities convertible into or exchangeable for, as the case may be, Series B preferred Stock.

     LIQUIDATION. Upon any dissolution, liquidation or winding up of the Company, the holders of the Convertible Preferred Stock will be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, before any payment or declaration and setting apart for payment of any amount is made in respect to Common Stock, an amount equal in value to the consideration received by the Company for the initial issuance of such shares of Convertible Preferred Stock, as adjusted. If upon liquidation, the assets to be distributed to the Convertible Preferred Stock are insufficient to permit the payment in full of the Convertible Preferred Stock Liquidation Preference, then all of the assets legally available for distribution to the holders of Convertible Preferred Stock will be distributed to such holders ratably in proportion the amount otherwise entitled.

CONVERSION OF SERIES A PREFERRED STOCK

     OPTIONAL CONVERSION. Any holder of shares of Series A Preferred Stock may at any time convert all or any number of the shares held into shares of Common Stock on a one-for-one basis by surrendering the certificate. At the time conversion has been effected, the shares surrendered for conversion will no longer be deemed to be outstanding, all rights of a converting holder with respect to the shares surrendered for will immediately terminate

                                MDPATHWAYS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

and the holder will be deemed to have become the holder of record of the shares of Common Stock issuable upon conversion.

     AUTOMATIC CONVERSION. All shares of Series A Preferred Stock will automatically be converted into shares of Common Stock on a one-for-one basis upon the closing of a "Qualified Public Offering," defined as a firm commitment underwritten public offering of Common Stock pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, in which (i) the gross aggregate proceeds, before fees and expenses, received by the Company (and any selling shareholders) equals or exceeds $10,000,000 and
(ii) the price per share to the public equals or exceeds $1.00; provided, however, that the term "Qualified Public Offering" will not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

     The Company will at all times reserve out of its authorized but unissued capital stock or out of its capital stock held in treasury sufficient shares of Common Stock to permit the conversion of all outstanding Series A Preferred Stock.

CONVERSION OF SERIES B PREFERRED STOCK

     Outstanding shares of Series B Preferred Stock will automatically be converted into shares of Series A Preferred Stock (if converted prior to a Qualified Public Offering) or Common Stock (if converted after a Qualified Public Offering), on a one-for-one basis, at the rate of 20% per year on the anniversary of their date of issuance.

     The Company will at all times reserve out of its authorized but unissued capital stock or out of its capital stock held in treasury sufficient shares of Series A Preferred Stock or Common Stock, as applicable, to permit the conversion of all outstanding Series B Preferred Stock.

RESTRICTIONS ON TRANSFERS

     Holders of Convertible Preferred Stock will not transfer record or beneficial ownership of, and the Company will not recognize or register the transfer of, any shares of Convertible Preferred Stock unless the Company gives its prior written consent.

                                MDPATHWAYS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of November 23, 1999 are as follows:

                                                         1999
                                                       --------
Deferred tax assets:
  Start-up costs.....................................  $ 85,019
                                                       --------
Total deferred tax assets............................    85,019
  Valuation allowance................................   (85,019)
                                                       --------
Total deferred tax assets, net of valuation
  allowance..........................................  $     --
                                                       ========

     The effective income tax rate differed from the federal statutory rate for the period from July 30, 1999 (date of inception) to November 23, 1999 as follows:

                                                          1999
                                                          -----
U.S. federal income tax rate............................   34.0%
State income tax, net of federal income tax benefit.....    4.0
Increase in valuation allowance.........................  (38.0)
                                                          -----
                                                            0.0%
                                                          =====

6. INITIAL PUBLIC OFFERING

     The Company is in the process of filing a Registration Statement with the Securities and Exchange Commission for a proposed initial public offering ("IPO") of its Series A and B Convertible Preferred Stock. In its IPO, the Company plans to issue a maximum of 2,000,000 shares of its Series A Convertible Preferred Stock and 38,500,000 shares of its Series B Convertible Preferred Stock. Offering costs are estimated to be approximately $450,000.

             ------------------------------------------------------
             ------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY:

     - EXCEPT THE STOCK OFFERED BY THIS PROSPECTUS;

     - IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED;

     - IN ANY JURISDICTION WHERE THE DEALER OR OTHER SALESPERSON IS NOT QUALIFIED TO MAKE THE OFFER OR SOLICITATION;

     - TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION;
       OR

     - TO ANY PERSON WHO IS NOT A UNITED STATES RESIDENT OR WHO IS OUTSIDE THE JURISDICTION OF THE UNITED STATES.

     THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING SALE DOES NOT IMPLY
THAT:

     - THERE HAVE BEEN NO CHANGES IN THE AFFAIRS OF MDPATHWAYS AFTER THE DATE OF THIS PROSPECTUS; OR

     - THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS.

     UNTIL                , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                               38,500,000 SHARES

                                MDPATHWAYS, INC.

                              SERIES B CONVERTIBLE
                                PREFERRED STOCK

                                   PROSPECTUS
                                               , 1999

             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY:

     - EXCEPT THE STOCK OFFERED BY THIS PROSPECTUS;

     - IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED;

     - IN ANY JURISDICTION WHERE THE DEALER OR OTHER SALESPERSON IS NOT QUALIFIED TO MAKE THE OFFER OR SOLICITATION;

     - TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION;
       OR

     - TO ANY PERSON WHO IS NOT A UNITED STATES RESIDENT OR WHO IS OUTSIDE THE JURISDICTION OF THE UNITED STATES.

     THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING SALE DOES NOT IMPLY
THAT:

     - THERE HAVE BEEN NO CHANGES IN THE AFFAIRS OF MDPATHWAYS AFTER THE DATE OF THIS PROSPECTUS; OR

     - THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS.

     UNTIL                , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                2,000,000 SHARES

                                MDPATHWAYS, INC.

                              SERIES A CONVERTIBLE
                                PREFERRED STOCK

                                   PROSPECTUS
                                               , 1999
             ------------------------------------------------------
             ------------------------------------------------------

               PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee.

SEC Registration Fee........................................  $ 11,259
Accounting Fees and Expenses................................    50,000
Legal Fees and Expenses.....................................   250,000
Printing Costs..............................................   100,000
Miscellaneous Expenses......................................    38,741
                                                              --------
  Total.....................................................  $450,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted under Georgia law, our Articles of Incorporation provide that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or any other duty owed to the corporation as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law,
(c) for unlawful corporate distributions, or (d) for any transaction from which the director received an improper personal benefit.

     Under our Bylaws, we are required to indemnify our directors to the full extent permitted by Georgia law. Georgia law provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement, and reasonable expenses, including attorney's fees, resulting from various types of legal actions or proceedings, including, but not limited to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, if the actions of the party being indemnified meet the standards of conduct specified therein. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) the Board of Directors by a majority vote of all the disinterested directors, if there are at least two disinterested directors, (b) a majority vote of a committee of two or more disinterested directors, (c) special legal counsel, or (d) an affirmative vote of a majority of shares held by disinterested shareholders. No indemnification shall be made (i) in connection with a proceeding by or in the right of MDpathways, except for reasonable expenses incurred in connection with the proceeding if it is determined that the indemnitee has met the relevant standard of conduct, or (ii) in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In connection with the formation of MDpathways, on July 30, 1999, we sold 50,000,000 shares of common stock to Heritage Group, LLC for a purchase price of $100,000.00.

     To raise working capital, on November 18, 1999, we sold 5,000,000 shares of Series A Convertible Preferred Stock to individual investors. The aggregate purchase price for such purchases was $5,000,000.

     The offer, sale and issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transactions by an issuer not involving a public offering. The recipient of securities represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificate issued in the transactions. The recipient had adequate access to information about MDpathways, Inc.

     On November 23, 1999, Heritage Group, LLC effected a recapitalization pursuant to which 40,000,000 shares of Common Stock were returned to MDpathways to be available for reissuance at the discretion of our Board of Directors.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

 3.1   --  Articles of Incorporation of MDpathways, Inc.
 3.2   --  Bylaws of MDpathways, Inc.
 4.1   --  Specimen Series A Convertible Preferred Stock certificate.
 4.2   --  Specimen Series B Convertible Preferred Stock certificate.
 5.1   --  Opinion of Alston & Bird LLP.
23.1   --  Consent of Independent Auditors.
23.2   --  Consent of Alston & Bird LLP (included in Exhibit 5.1).
24.1   --  Powers of Attorney (see signature page page).
27.1   --  Financial Data Schedule (for SEC use only).

     (b) Financial Statement Schedules

     None.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

             (c) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the
             Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the
             Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on November 23, 1999.

                                          MDpathways, Inc.

                                          By:       /s/ John E. Blount
                                             -----------------------------------
                                                       John E. Blount
                                                          President

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints John E. Blount his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in him, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-1 of MDpathways, Inc. or a related registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 23, 1999.

                     SIGNATURE                                        TITLE
                     ---------                                        -----

                /s/ John E. Blount                   President, Secretary and Director
---------------------------------------------------    (Principal Financial and Accounting
                  John E. Blount                       Officer)

                /s/ Albert Rodewald                  Treasurer and Director
---------------------------------------------------
                  Albert Rodewald

              /s/ Thomas A. Gallagher                Director
---------------------------------------------------
                Thomas A. Gallagher

                /s/ Rock A. Morphis                  Director
---------------------------------------------------
                  Rock A. Morphis

                                 EXHIBIT INDEX

EXHIBIT
  NO.          DESCRIPTION
-------        -----------
  3.1      --  Articles of Incorporation of MDpathways, Inc.
  3.2      --  Bylaws of MDpathways, Inc.
 *4.2      --  Specimen Series A Convertible Preferred Stock certificate.
 *4.3      --  Specimen Series B Convertible Preferred Stock Certificate.
 *5.1      --  Opinion of Alston & Bird LLP.
 23.1      --  Consent of Independent Auditors.
*23.2      --  Consent of Alston & Bird LLP (included in Exhibit 5.1).
 24.1      --  Powers of Attorney (see signature page).
 27.1      --  Financial Data Schedule (for SEC use only).

-------------------------

* to be filed by amendment